Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

MERCURY COMPUTER

SYSTEMS, INC.

WILDCAT MERGER SUB INC.,

and

MICRONETICS, INC.

Dated as of June 8, 2012

i

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	24

4.1	Organization and Qualification	24

4.2	Authority	24

4.3	No Conflict	25

4.4	Required Filings and Consents	25

4.5	Information Supplied	25

4.6	Litigation	26

4.7	Ownership of Company Capital Stock	26

4.8	Ownership of Merger Sub; No Prior Activities	26

4.9	Management Arrangements	26

4.10	Brokers	26

4.11	Sufficient Funds; Solvency	26

4.12	No Additional Representations	26

ARTICLE 5	COVENANTS	27

5.1	Conduct of Business Pending the Closing	27

5.2	Cooperation	30

5.3	Access to Information; Confidentiality	30

5.4	Meeting of Stockholders to Approve the Merger	30

5.5	No Solicitation of Transactions; Change of Company Board Recommendation	31

5.6	Appropriate Action; Consents; Filings	34

5.7	Certain Notices	36

5.8	Public Announcements	36

5.9	Employee Benefit Matters	36

5.10	Takeover Laws	37

5.11	Indemnification of Directors and Officers	37

5.12	Parent Agreements Concerning Merger Sub	38

5.13	Section 16 Matters	38

5.14	Acquisition of Shares	38

5.15	Transfer Taxes	39

5.16	FIRPTA Certificate	39

5.17	Employee Confidentiality Agreements	39

ARTICLE 6	CONDITIONS TO CONSUMMATION OF THE MERGER	39

6.1	Conditions to Obligations of Each Party to Consummate the Merger	39

6.2	Additional Conditions to Obligations of Parent and Merger Sub	39

6.3	Additional Conditions to Obligations of the Company	40

ii

ARTICLE 7	TERMINATION, AMENDMENT AND WAIVER	41

7.1	Termination	41

7.2	Effect of Termination	42

7.3	Amendment	43

7.4	Waiver	43

ARTICLE 8	GENERAL PROVISIONS	43

8.1	Non-Survival of Representations and Warranties	43

8.2	Fees and Expenses	43

8.3	Notices	43

8.4	Certain Definitions	44

8.5	Terms Defined Elsewhere	49

8.6	Headings	51

8.7	Severability	51

8.8	Entire Agreement	52

8.9	Assignment	52

8.10	Parties in Interest	52

8.11	Mutual Drafting; Interpretation	52

8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	52

8.13	Counterparts	53

8.14	Specific Performance	53

Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation Bylaws
Exhibit C	Surviving Corporation Officers
Exhibit D-1	List of Knowledge Persons – Company
Exhibit D-2	List of Knowledge Persons – Parent
Exhibit E	Sample Calculations For Assumed Options

iii

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 8, 2012 (this “Agreement”), by and among Mercury Computer Systems, Inc., a Massachusetts corporation (“Parent”), Wildcat Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Micronetics, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”), Merger Sub and the Company (the “Company Board”) have each approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its stockholders, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into separate Voting Agreements with Parent (the “Voting Agreements”), pursuant to which such stockholders shall agree, among other things, to take certain actions in furtherance of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or herein or by applicable Law. In addition, at the Effective Time, the bylaws of the Company shall be amended to read in their entirety as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c) The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation and the persons listed on Exhibit C shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) After the Effective Time, if the Surviving Corporation shall determine or shall be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Boston, Massachusetts time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 200 Clarendon Street, 20th Floor, Boston, Massachusetts 02116, unless another time, date or place is agreed to in writing by the parties hereto. Concurrently with the Closing, the Company shall cause an appropriate certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by Parent and the Company and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

ARTICLE 2

EFFECT OF THE MERGER ON CAPITAL STOCK

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of capital stock or other securities of Parent, Merger Sub or the Company:

(a) Conversion of Common Stock. Subject to Section 2.2, each share of common stock, par value $0.01 per share, of the Company (a “Share” or collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares, shall be converted into the right to receive $14.80 in cash, without interest (the “Per Share Amount”).

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary and all Shares owned of record by Parent, Merger Sub or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c) Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

The cash to be paid upon the conversion of Shares pursuant to Section 2.1(a) is referred to herein as the “Merger Consideration”. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration, in each case without interest, subject to compliance with the procedures for surrender of such Shares as set forth in Section 2.2. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Common Stock or the securities convertible into or exercisable for shares of Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

2.2 Payment for Securities; Surrender of Certificates.

(a) Payment Agent. At or immediately following the Effective Time, Parent shall deposit or shall cause to be deposited with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Payment Agent”) in immediately available funds all of the cash necessary to pay the Merger Consideration (such cash deposited with the Payment Agent being hereinafter referred to as the “Payment Fund”). The Payment Fund shall be invested by the Payment Agent, as directed by Parent, in short-term obligations of the United States of America with maturities of no more than 30 days or other investments designated by Parent from an investment menu approved by the Company prior to the Effective Time (with such approval not to be unreasonably withheld, conditioned or delayed), pending payment thereof by the Payment Agent to the holders of Shares pursuant to this Article 2. The Payment Agent shall, pursuant to irrevocable instructions, deliver the cash contemplated to be paid pursuant to Section 2.1 out of the Payment Fund. The Payment Fund shall not be used for any other purpose.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time, Parent shall cause the Payment Agent to mail to each holder of record of a Certificate or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent, and shall otherwise be in such form and have such other provisions as Parent may reasonably specify and as reasonably approved by the Company prior to the Effective Time, and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent (or an affidavit of loss in lieu thereof and in compliance with paragraph (f) below), and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, and such other documents as may reasonably be required by the Payment Agent, and subject to any withholding as provided in paragraph (e) below, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the amount of cash into which each Share formerly represented by such Certificates and each Book-Entry Share was converted pursuant to Section 2.1(a), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or shall establish to the satisfaction of Parent that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration into which the Shares theretofore represented by such Certificate or Book-Entry Share having been converted pursuant to Section 2.1(a). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the close of business on the date of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article 2 upon conversion of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Payment Agent to deliver to it any portion of the Payment Fund (including any interest received with respect thereto) not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.2(b), without interest. Notwithstanding the foregoing, neither the Surviving Corporation nor the Payment Agent shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Payment Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares or from the Option Payments to be paid with respect to Vested Options pursuant to Section 2.4, as applicable, such amounts that Parent, Merger Sub, the Surviving Corporation or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law; provided that any transfer or other similar Taxes payable in connection with the Merger (other than such Taxes required to be paid by reason of the payment of the Merger Consideration or Option Payments to a Person other than the holder of record of the Shares or holder of Vested Options with respect to which such payment is made) shall be paid by Parent and Merger Sub. Parent, Merger Sub, the Surviving Corporation and the Payment Agent, as applicable, shall timely remit to the appropriate Governmental Entity any and all amounts so deducted or withheld. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Payment Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Vested Options, as applicable, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Payment Agent.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof in a form reasonably acceptable to Parent, the Merger Consideration payable or deliverable in respect thereof pursuant to this Agreement; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as Parent and the Company may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Payment Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies with, Section 262 of the DGCL (such Shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), and shall instead represent the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then such Dissenting Shares shall be deemed to be Shares that have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 2.1(a) and Section 2.2, without interest. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of Shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, settle or negotiate in respect of any such demands.

2.4 Treatment of Company Options, Stock Plans.

(a) Treatment of Options. As of the Effective Time, each outstanding option to purchase Shares (the “Company Options”), under any stock option plan of the Company, including the Micronetics 2006 Equity Incentive Plan, as amended, and any other plan, agreement or arrangement of the Company or any Company Subsidiary described in Section 2.4 of the Company Disclosure Letter (collectively, the “Company Equity Plans”), which is vested immediately prior to the Effective Time (each, a “Vested Option”) shall be cancelled and, in exchange therefor, each former holder of any such cancelled Vested Option shall be entitled to receive, in consideration of the cancellation of such Vested Option and in settlement therefor, a payment in cash (subject to any withholding in accordance with Section 2.2(e)) of an amount equal to the product of (i) the total number of Shares previously subject to such Vested Option and (ii) the excess, if any, of the Per Share Amount over the exercise price per Share previously subject to such Vested Option (such amounts payable hereunder, the “Option Payments”). From and after the Effective Time, any such cancelled Vested Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment. Effective as of the Effective Time, Parent shall assume the Company Equity Plans and each Company Option, which is unvested immediately prior to the Effective Time (each, an “Assumed Company Option”) together with the option agreements representing each such Assumed Company Option; provided, however that the Parent shall not assume the Micronetics 2003 Equity Incentive Plan, as amended or any Company Options issued thereunder. Each Assumed Company Option shall thereafter be exercisable for such number of shares of Parent’s common stock, par value $.01 per share (the “Parent Common Stock”) as equals the number of shares of Common Stock subject to such Assumed Company Option multiplied by the Option Exchange Ratio (rounded down to the nearest whole number). The exercise price per share of each such Assumed Company Option shall be equal to the exercise price per share set forth in the option agreement for such Assumed Company Option divided by the Option Exchange Ratio (rounded up to the next whole cent). The Company and the administrator of the Company Equity Plans shall each provide reasonable cooperation to the Parent in connection with its assumption of the Company Equity Plans and Assumed Company Options on the terms and conditions set forth in this Section 2.4 including providing necessary information and any notices to employees. For the avoidance of doubt, the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code. “Option Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Amount by (ii) the average closing price of a share of Parent Common Stock as reported on the Nasdaq Global Select Market during the 20 trading-day period ending on the second to last Nasdaq trading day immediately prior to the Closing Date. Attached as Exhibit E is a model calculation for the Option Exchange Ratio and the number and exercise price for the Assumed Company Options.

(b) Amendment of Company Equity Plans. After the Effective Time, all Company Equity Plans shall be amended to provide that no further Company Options or other rights with respect to Shares shall be granted thereunder.

(c) Parent Funding. Not less than 15 days prior to the Closing, the Parent and the Company will agree on whether the payments to be made pursuant to this Section 2.4 will be made using the Payment Agent, or the Company’s payroll system, and at or immediately following the Effective Time, Parent shall either (i) make a cash contribution to the Surviving Corporation in immediately available funds to permit the Surviving Corporation to make the payments required under this Section 2.4 or (ii) transfer an amount of cash to the Payment Agent sufficient to make the payments required under this Section 2.4. The Company and the Parent will also agree on the form of transmittal letter to be used and other procedures in connection with making such payments.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in, or qualified by any matter set forth in, the Company SEC Documents filed with or furnished to the SEC since April 1, 2011 and prior to the date of this Agreement (excluding any disclosures contained under the heading “Risk Factors” or included in any section relating to “forward-looking statements” to the extent that they are cautionary, predictive or forward-looking in nature and excluding the other sections set forth in Section 3 of the Company Disclosure Letter referred to below) or except as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Letter”) (with disclosure of any item on such Company Disclosure Letter by reference to any particular Section or Subsection of this Agreement being deemed to constitute disclosure with respect to any other Section or Subsection of this Agreement if the relevance of such disclosure to such other Section or Subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has made available to Parent, prior to the date hereof, true and complete copies of (i) the Certificate of Incorporation, as amended, of the Company (the “Company Charter”), (ii) the Amended and Restated Bylaws, of the Company (the “Company Bylaws”), and (iii) the certificate of incorporation, or equivalent organizational document, of each Company Subsidiary, each as in effect as of the date hereof.

(c) Section 3.1 of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary and the jurisdictions in which each Company Subsidiary is authorized to conduct business.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of which, as of the close of business on June 8, 2012, there were 4,575,663 shares issued and outstanding (excluding 837,554 shares of Common Stock held in treasury), and (ii) 100,000 shares of preferred stock, par value $0.10 per share (the “Preferred Stock”), of which, as of the close of business on June 8, 2012, no shares were issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on June 8, 2012, the Company has no shares of Common Stock or Preferred Stock reserved for or otherwise subject to issuance, except for (i) 457,000 shares of Common Stock reserved for issuance pursuant to the Company Equity Plans for outstanding Company Options and (ii) 511,000 shares of Common Stock reserved for future issuance pursuant to the Company Equity Plans.

(c) Except for Company Options for not more than 457,000 shares of Common Stock, there are no (i) options, warrants or other rights relating to any Equity Interests of the Company or any Company Subsidiary or (ii) agreements or arrangements obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. Since the close of business on June 8, 2012, the Company has not issued any shares of Common Stock or other Equity Interest. Section 3.2(c) of the Company Disclosure Letter lists, as of the date of this Agreement, all of the outstanding Company Options, and names of the holders of the Company Options, the exercise prices, and how many Company Options are vested as of the date of this Agreement. The Company has previously furnished to the Parent true and correct copies of all outstanding agreements evidencing all outstanding Company Options.

(d) There are no bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of the Company or any Equity Interest of any Company Subsidiary may vote.

(e) Except with respect to the Company Options and the related award agreements, there are no outstanding obligations of the Company (i) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (ii) requiring the registration for sale of or (iii) granting any preemptive or antidilutive rights with respect to, any Equity Interests in the Company or any Company Subsidiary.

(f) The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person, or has any obligation to acquire any such Equity Interest, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of, or (ii) limiting the exercise of voting rights with respect to, any Equity Interests in any Company Subsidiary.

3.3 Authority.

(a) The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to receipt of the Company Stockholder Approval and any regulatory approvals referenced in Section 3.5(a) of the Company Disclosure Letter. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of the Company, and no stockholder votes are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, the Company Stockholder Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. The Company Board, at a meeting duly called and held prior to the execution and delivery of this Agreement, duly and unanimously adopted resolutions (i) approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) approving the Voting Agreements, (iii) declaring that this Agreement and the Merger are fair to and advisable and in the best interests of the Company and the Company’s stockholders, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, (v) directing that the Proxy Statement be filed with the SEC and (vi) recommending that the Company’s stockholders adopt this Agreement, which resolutions, except to the extent expressly permitted by Section 5.5, have not been rescinded, modified or withdrawn by the Company Board in any way.

(b) Assuming the accuracy of Section 4.7, the approval of the Merger by the Company Board referred to in Section 3.3(a) constitutes the only action necessary to render inapplicable to this Agreement, the Voting Agreements, the Merger, the other transactions contemplated by this Agreement, including the transactions under the Voting Agreements, and compliance with the terms of this Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Voting Agreements, the Merger, the other transactions contemplated by this Agreement, including transactions under the Voting Agreements, or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation is applicable to this Agreement, the Voting Agreements, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement.

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 of the Company Disclosure Letter have been obtained and all filings and notifications described in Section 3.5 of the Company Disclosure Letter have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound or any Company Permit, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, has not had and would not (i) reasonably be expected to have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, or the consummation by the Company of the Merger or any other transaction contemplated by this

Agreement will require (with or without notice or lapse of time, or both) any consent, approval, declaration, authorization or permit of, or filing or registration with or notification to, or any other action by or in respect of, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) the Company Stockholder Approval, (c) compliance with any applicable requirements of the HSR Act and those foreign or supranational antitrust and competition Laws identified in Section 3.5 of the Company Disclosure Letter, (d) compliance with the applicable requirements of the Exchange Act, including filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (e) filings as may be required under the applicable rules and regulations of any stock exchange, and (f) where the failure to obtain such consents, approvals, declarations, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement that would not significantly delay the Merger.

3.6 Permits; Compliance with Laws.

(a) The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, franchises, grants, consents, qualifications, permissions, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, or the failure to be in full force and effect of, any Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse impact on the ability of the Company and the Company Subsidiaries to export products or technology for sale or manufacture or otherwise have a Material Adverse Effect. All Company Permits are valid and in full force and effect, except where the failure to be in full force and effect would not be reasonably be expected to have, individually or in the aggregate, a material adverse impact on the ability of the Company and the Company Subsidiaries to export products or technology for sale or manufacture or otherwise have a Material Adverse Effect. The Company and each Company Subsidiary is in compliance in all respects with the terms and requirements of such Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the ability of the Company and the Company Subsidiaries to export products or technology for sale or manufacture or otherwise have a Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is in conflict with, default under or violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. No investigation, inquiry or action by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Entity indicated to the Company an intention to conduct any such investigation, inquiry or action, except with respect to any investigations, inquiry or action initiated or of which the Company first obtains knowledge after the date of this Agreement, the outcomes of which if determined adversely to the Company or any Company Subsidiary, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

3.7 SEC Filings; Financial Statements.

(a) SEC Filings. Since April 1, 2010, the Company has timely filed with, or otherwise furnished to, as applicable, all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents required to be filed with or furnished by it to the SEC pursuant to the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed by the Company with, or furnished by the Company to the SEC, together with any supplements, modifications and amendments thereto since the time of filing through the date hereof, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (a) did not at the time each such document was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. None of the Company Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b) Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries (including, in each case, any related notes and schedules thereto) included in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) complied as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved (except in the case of unaudited interim financial statements as may be permitted by the SEC for Quarterly Reports on Form 10-Q) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein (except, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by GAAP and the applicable rules and regulations of the SEC).

(c) Sarbanes-Oxley. Except as set forth in Section 3.7(c) of the Company Disclosure Letter, the Company and each of its officers and directors are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d) Internal Controls. Except as set forth in Section 3.7(d) of the Company Disclosure Letter, the Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and the Company Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(e) Disclosure Controls and Procedures. Except as set forth in Section 3.7(e) of the Company Disclosure Letter, the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act and pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Except as set forth in Section 3.7(e) of the Company Disclosure Letter, the Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 3.7(e) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the term “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

3.8 No Undisclosed Liabilities. Except for those liabilities and obligations (a) reserved against or provided for in the audited consolidated balance sheet of the Company as of March 31, 2012 or in the notes thereto, (b) incurred since March 31, 2012 in the ordinary course of business consistent with past practice, (c) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Merger, or (d) as described in Section 3.8 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is, as of the date of this Agreement, subject to any liabilities or obligations of any nature, whether accrued, absolute, determined, determinable, fixed or contingent, that would be required to be recorded or reflected on a balance sheet in accordance with GAAP as of the date hereof.

3.9 Absence of Certain Changes or Events.

(a) Since March 31, 2012, through the date of this Agreement, there has not been any Material Adverse Effect or any change(s), event(s), or development(s) which have had or would reasonably be expected to have, individually or in the aggregate with all other such change(s), event(s) or development(s), a Material Adverse Effect.

(b) Since March 31, 2012, through the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

3.10 Information Supplied. None of the information included or incorporated by reference in the letter to stockholders, notice of meeting, proxy statement or forms of proxy (together with any amendments or supplements thereto, the “Proxy Statement”) to be filed with the SEC in connection with the Merger will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereto, and none of the information included or incorporated by reference in any other documents required to be filed by the Company with the SEC in connection with the Merger, will at the time of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement.

3.11 Employee Benefit Plans.

(a) The Company Disclosure Letter sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material written plan, program, agreement or arrangement providing compensation or other benefits to any current or former director, officer or employee, which are maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any material obligation or liability (including, but not limited to, by reason of being or having been treated as a single employer with any other Person under Section 414 of the Code or Section 4001(b) of ERISA (an “ERISA Affiliate”)) including all incentive, bonus, deferred compensation, cafeteria, material fringe benefit, medical, disability, stock purchase or equity incentive compensation plans, arrangements or programs (each a “Company Benefit Plan”). The Company has heretofore made available to Parent true, correct and complete copies of each Company Benefit Plan.

(b) General Compliance. Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other Law applicable to such Company Benefit Plans. With respect to each Company Benefit Plan for which a separate fund of assets is (or is required to be) maintained, (i) full and timely payment has been made of all amounts required of the Company, under the terms of each such Plan or applicable Law, as applied through the Closing Date, (ii) the fair market value of the assets of each such Company Benefit Plan as of the end of the most recently ended plan year of that Plan equals or exceeds the present value of all benefit liabilities under that Plan, and (iii) none of the assets of any such Company Benefit Plan include any capital stock or other securities issued by the Company or any ERISA Affiliate; provided, however, that the Micronetics 2003 Stock Incentive Plan, as amended, and the Micronetics 2006 Equity Incentive Plan, as amended, shall not be considered Company Benefit Plans for which a separate fund of assets is maintained due to the Company’s reservation of Common Stock under such plans.

(c) Tax Qualification of Plans. (i) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or require action under the compliance resolution programs of the IRS to preserve such qualified status, (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material liability to the Company, and (iii) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

(d) Retiree Welfare Benefits. No Company Benefit Plan provides health or other welfare benefits after retirement or other termination of employment (other than (i) continuation coverage required under Section 4980(B)(f) of the Code or other similar applicable Law or (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee)).

(e) Title IV of ERISA. No Company Benefit Plan is and the Company has no outstanding liability with respect to a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA. No liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation (“PBGC”) or any multiemployer pension plan has been incurred by the Company or any ERISA Affiliate (other than insurance premiums satisfied in due course), and no reportable event (within the meaning of Section 4043 of ERISA, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any retirement plan of an ERISA Affiliate which is subject to Title IV of ERISA.

(f) Change in Control. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement, including the Merger, by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) To the knowledge of the Company, each Company Option is exempt from Section 409A of the Code. Except as set forth in Section 3.11(g) of the Company Disclosure Letter, each Company Benefit Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been (i) operated in accordance with a good faith, reasonable interpretation of Section 409A of the Code or an available exemption therefrom since December 31, 2004 and through December 31, 2009 (to the extent in existence during such period) and (ii) from and after January 1, 2010 (to the extent in existence since such date) operated and maintained in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom, except, in any case, where such noncompliance may be corrected without any material liability to the Company or any Company Subsidiary under any Internal Revenue Service correction program or the proposed (or any finalized) regulations regarding income inclusion under Section 409A, and to the knowledge of the Company, such Company Benefit Plans described in this Section 3.11(g)(ii), if any, are identified on Section 3.11(g) of the Company Disclosure Letter.

3.12 Labor and Other Employment Matters.

(a) The Company and each Company Subsidiary is in compliance in all respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining or similar agreement or relationship with any labor organization. As of the date of this Agreement, there is no (i) ongoing, and to the knowledge of the Company, pending or threatened work stoppage, slowdown or labor strike against the Company or any Company Subsidiary; (ii) unfair labor practice or other labor-related charge pending or, to the knowledge of the Company, threatened by or on behalf of any employees of the Company or any Company Subsidiary; or (iii) written communication received by the Company or any Company Subsidiary of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Company or any Company Subsidiary and, to the knowledge of the Company, no such investigation is in progress.

(b) Section 3.12(b) of the Company Disclosure Letter sets forth a true and complete list of (i) severance or employment agreements with directors, officers, or employees of the Company or any Company Subsidiary, (ii) severance programs of the Company or any Company Subsidiary with or relating to its employees, or (iii) plans, programs or other agreements of the Company or any Company Subsidiary with or relating to its directors, officers, key employees or consultants which contain change in control provisions.

3.13 Contracts.

(a) All Contracts, including amendments thereto, required to be filed (whether or not filed by the Company with the SEC) as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and no such Contract has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated and filed Company SEC Document. All such filed Contracts (excluding any Contracts or amendments thereto that have been redacted or that are missing schedules or exhibits) shall be deemed to have been made available to Parent.

(b) Except as set forth on Section 3.13(b) of the Company Disclosure Letter, as of the date of this Agreement,

(i) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract pursuant to which the Company or any Company Subsidiary has agreed not to compete with any Person in any area or to engage in any activity or business, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;

(ii) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract that provides for exclusivity or any similar requirement or pursuant to which the Company or any Company Subsidiary is restricted in any way, or which after the Effective Time could restrict Parent or any Company Subsidiary in any way, with respect to the development, manufacture, marketing or distribution of their respective products or services or otherwise with respect to the operation of their businesses, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of non-compliance with any such exclusive or restrictive requirements or which requires the Company or any Company Subsidiary to refrain from granting license or franchise rights to any other Person;

(iii) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract pursuant to which the Company or any Company Subsidiary has any obligation with (1) any Affiliate of the Company or any Company Subsidiary, (2) any Company Employees, (3) any union or other labor organization or (4) any Affiliate of any such Person (other than, in each case, (I) offer letters or employment agreements that are terminable at will by the Company or any Company Subsidiary both without any penalty and without any obligation of the Company or any Company Subsidiary to pay severance or other compensation or benefits (other than accrued base salary, accrued commissions, accrued bonuses, accrued vacation pay, accrued floating holidays and legally mandated benefits), and (II) Company Benefit Plans other than offer letters or employment agreements);

(iv) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract under which the Company or any Company Subsidiary has incurred any indebtedness or has an obligation to incur indebtedness having an aggregate principal amount in excess of $200,000 or granting any Lien on any asset of the Company or any Company Subsidiary;

(v) Neither the Company nor any Company Subsidiary is a party to or bound by any Inbound IP Contract as defined in Section 3.17(h);

(vi) Neither the Company nor any Company Subsidiary is a party to or bound by any Outbound IP Contract as defined in Section 3.17(h);

(vii) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract that (A) grants the other party to such Contract or a third party (other than the Surviving Corporation or its Subsidiaries) “most favored nation” pricing or terms that (1) apply to the Company or any Company Subsidiary or (2) following the Effective Time, would apply to Parent, the Surviving Corporation or any Company Subsidiary, or (B) except for any Contracts in the form of purchase orders, provide for fixed pricing for a term of 12 or more months;

(viii) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract for any joint venture (whether in partnership, limited liability company or other organizational form) or alliance or similar arrangement;

(ix) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract for any development, distribution or similar arrangement relating to any Company Product;

(x) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract with any Governmental Entity;

(xi) Other than confidentiality agreements, neither the Company nor any Company Subsidiary is a party to or bound by or has adopted any agreement, retention program or incentive plan in connection with the transactions contemplated by this Agreement or the sale process leading to this Agreement; and

(xii) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract involving the lease, license, use or occupancy of real property.

(c) Section 3.13(c) of the Company Disclosure Letter sets forth (i) (A) the 10 largest customers of the Company and (B) the 10 largest customers of each Company Subsidiary (determined on the basis of revenues received by the Company or the applicable Company Subsidiary, respectively, in the fiscal year ended March 31, 2012) (each such customer, a “Major Customer”); (ii) (A) the 10 largest suppliers to the Company and (B) the 10 largest suppliers to each Company Subsidiary (determined on the basis of amounts paid by the Company or the applicable Company Subsidiary, respectively, in the fiscal year ended March 31, 2012) (the “Major Suppliers”); and (iii) (A) the top five contract manufacturers for the Company and (B) the top five contract manufacturers for each Company Subsidiary (determined on the basis of amounts paid by the Company or the applicable Company Subsidiary, respectively, in the fiscal year ended March 31, 2012) (the “Major Manufacturers”).

(d) Enforceability. Each Contract of the type described in Section 3.13(a) or Section 3.13(b) and each existing Contract with a Major Customer, Major Supplier or Major Manufacturer is referred to herein as a

“Company Material Contract.” The Company has made available to Parent a complete and correct copy of each of the Contracts described in Section 3.13(b), including all amendments thereto. Each of the Company Material Contracts is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Company Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally.

(e) Performance of Contracts. Each of the Company and each of the Company Subsidiaries has performed and is performing in all material respects, all obligations required to be performed by it under the Company Material Contracts and is not (with or without notice or lapse of time or both) in breach in any material respect or default thereunder, and, to the knowledge of the Company, no other party to any of the Company Material Contracts is (with or without notice or lapse of time or both) in breach in any material respect or default thereunder.

(f) Section 3.13(f) of the Company Disclosure Letter lists every warranty claim asserted against the Company or any Company Subsidiary since March 31, 2011 to the date of this Agreement with a claimed value or anticipated cost of more than $100,000. There are no warranty or similar claims by the Company or any Company Subsidiary pending against any supplier or contract manufacturer that has a claimed value or cost to such supplier or contract manufacturer of more than $100,000 individually or that would reasonably be expected to have a material adverse impact on the ability of the Company or any of the Company Subsidiaries to perform under any Company Material Contract.

3.14 Litigation. There is no (a) suit, claim, action, arbitration, investigation, inquiry or proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of the Company, governmental inquiry or investigation involving the Company or any Company Subsidiary. Except as set forth in Section 3.14 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree.

3.15 Real Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all real property owned in fee by the Company or any Company Subsidiary (collectively, the “Company Owned Real Property”) and the address for each Company Owned Real Property. The Company or a Company Subsidiary, as the case may be, holds good and marketable fee simple title to the Company Owned Real Property, free and clear of all Liens except for Permitted Liens and has not leased, subleased, licensed or otherwise granted any right of occupancy to use any portion thereof to any Person. The Company has provided to Parent true and complete copies of any existing owners’ policies of title insurance and surveys obtained by the Company or any Company Subsidiary pertaining to the Company Owned Real Property.

(b) (i) Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list of all real estate leases, subleases, licenses and occupancy agreements under which the Company or any Company Subsidiary is a lessee or sublessee (each, a “Company Real Property Lease”) and the address for each Company Real Property Lease, (ii) each Company Real Property Lease is, to the knowledge of the Company, enforceable against the Company or any Company Subsidiary party thereto, in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought, (iii) no notices of default under any Company Real Property Lease have been received by the Company or any Company Subsidiary that have not been resolved and (iv) neither the

Company nor any Company Subsidiary is in default under any Company Real Property Lease, and, to the knowledge of the Company, no landlord thereunder is in default (collectively, the “Company Leased Real Property”). The Company has provided to Parent true and complete copies of all Company Real Property Leases.

(c) The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the “Company Real Property.” With respect to the Company Real Property, neither the Company nor any Company Subsidiary has received any written notice of, nor to the knowledge of the Company does there exist as of the date of this Agreement, any (i) pending, threatened or contemplated condemnation or similar proceedings, or any sale or other disposition of any Company Real Property or any part thereof in lieu of condemnation, (ii) any pending, threatened or contemplated actions against any Company Real Property which, if adversely determined, would affect the continued use or operation of the Company Real Property, and (iii) any pending, threatened or contemplated use of zoning violations or any rezoning or special designation proceedings. The Company and the Company Subsidiaries have lawful rights of direct use and vehicular access to all Company Real Property via a public road or a permanent, irrevocable, appurtenant easement benefitting such real property and comprising a part of the Company Real Property necessary to conduct their businesses substantially as presently conducted, except as would not reasonable be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of, nor does the Company have any knowledge of, any violations of any applicable Law affecting the Company Real Property, (the “Improvements”) or the use and occupancy thereof. The Improvements are in good order, repair and condition, ordinary wear and tear excepted, are free from any latent and patent defects and are adequate and suitable for the purposes for which they are presently being used. The Company Real Property is supplied with public or quasi-public utilities, and other services and systems necessary for the use and operation of the Improvements located thereon.

3.16 Environmental Matters. Except as set forth on Section 3.16 of the Company Disclosure Letter:

(a) The Company and each Company Subsidiary is in material compliance with applicable Environmental Laws and the Company and each Company Subsidiary holds, in full force and effect, all material Environmental Permits necessary to conduct their current operations, and are in material compliance with their respective Environmental Permits.

(b) None of the Company or any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law, including with respect to the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, and to the knowledge of the Company no such notice, demand or claim has been threatened.

(c) None of the Company or any Company Subsidiary has entered into any consent decree or is subject to any judgment relating to compliance with Environmental Laws.

(d) To the knowledge of the Company, no underground tank or other underground storage receptacle for Hazardous Substances is located on the Company Real Property and no portion of any Company Real Property has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances, except as is customary for the operation of the business of the Company and in material compliance with Environmental Laws, and except as would not reasonably be expected to result in a material liability to the Company or any Company Subsidiary.

(e) To the knowledge of the Company, in the course of any activities conducted by the Company or any Company Subsidiary, no Hazardous Substances have been generated or are being used on any of the Company Real Property, except in material compliance with Environmental Laws and except as would not reasonably be expected to result in a material liability to the Company or any Company Subsidiary.

(f) To the knowledge of the Company, there have been no releases or threats of releases of Hazardous Substances on, upon, into, from or in the vicinity of any of the Company Real Property in connection with any activities or operations of the Company or any Company Subsidiary at the Company Real Property; and any Hazardous Substances that have been generated by the Company or any Company Subsidiary have been handled and disposed of offsite in material compliance with Environmental Laws and neither the Company nor any Company Subsidiary has received notice that it is a potentially responsible party for the investigation and remediation of Hazardous Substances at any offsite waste disposal location.

(g) Neither the Company Real Property located in the State of Connecticut nor any business operated thereon is an Establishment as defined under Section 22a-134(3) of the Connecticut Transfer Act, §§ 22a-134 through 22a-134(e) of the Connecticut General Statutes (the “Transfer Act”) and no such Company Real Property or business is subject to the Transfer Act by virtue of the transactions set forth herein and contemplated hereby.

(h) To the extent any Company Real Property located in the State of New Jersey or any business operated thereon is subject to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended (“ISRA”), by virtue of the transactions set forth herein and contemplated hereby, all such Company Real Property and businesses are exempt from the substantive requirements of ISRA based upon the applicability of the de-minimis quantity exemption pursuant to Section 7:26B-5.9 of ISRA.

(i) The Company has delivered to the Parent true and complete copies of any Phase 1 or Phase 2 environmental reports and any material reports, audits, assessments, studies, data or analyses in the possession or control of the Company or any Company Subsidiary pertaining to the Company Real Property.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.16 and in Section 3.4 and Section 3.7 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Hazardous Substances, Environmental Laws, Environmental Permits and any other matter related to the environment or the protection of human health and worker safety.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and correct list of all Intellectual Property that is Registered and owned by the Company or any Company Subsidiary as of the date of this Agreement (“Company Registered Intellectual Property”). For each item of Company Registered Intellectual Property, Section 3.17(a) of the Company Disclosure Letter includes the following information: (1) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), inventors, owner of record, and present status thereof; (2) for each registered trademark and trademark application, the trademark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable), owner of record, and present status thereof; (3) for each domain name, the registration date, any renewal date, owner of record, and name of the registrar; (4) for each copyright registration and copyright application, the title of the work, number and date of such registration or application, owner of record, and jurisdiction; and (5) any actions that must be taken within ninety (90) days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any registrations for Company Registered Intellectual Property, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to office actions, documents, applications, or certificates.

(b) To the Company’s knowledge, (i) no written claim challenging the ownership, legality, use, validity or enforceability of any Company Registered Intellectual Property has been made by a third party, (ii) no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority denying the validity of, Company’s right to register, or Company’s rights to own or use, any Company Registered Intellectual Property, and (iii) no action (including any opposition, interference, or re-examination) is pending or to the Company’s knowledge, threatened, which challenges the legality, validity, enforceability, use, or ownership of any Company Registered Intellectual Property, other than routine office actions of the U.S. Patent and Trademark Office pertaining to Company Registered Intellectual Property.

(c) To the Company’s knowledge, no third party is infringing upon or otherwise violating any Owned Intellectual Property Rights.

(d) Except as disclosed in Section 3.17(d) of the Company Disclosure Letter, the Company or a Company Subsidiary, (i) exclusively owns the entire right, title and interest in and to all Owned Intellectual Property Rights free and clear of all Liens (other than Permitted Liens), and (ii) to the Company’s knowledge, has the right to use all Licensed Intellectual Property Rights free and clear of all Encumbrances (other than Permitted Encumbrances and the covenants, conditions and restrictions under which such Licensed Intellectual Property is licensed). To the Company’s knowledge, except, with respect to the Intellectual Property Rights licensed by the Company and/or Company Subsidiaries under the Outbound IP Contracts identified in Section 3.17(h) of the Company Disclosure Letter, in each case, to the extent provided in such IP Contracts, none of the Owned Intellectual Property Rights have been licensed to any Person other than the Company or Company Subsidiaries, except in the ordinary course of business.

(e) To the Company’s knowledge, the conduct of the Company’s Business in the manner currently conducted, including the current manufacture, use, sale, offer for sale, promotion, marketing, distribution, export or import of the Company Products does not infringe upon or otherwise violate any Intellectual Property that is owned or controlled by a third party.

(f) Neither the Company nor any Company Subsidiary has received in the past six (6) years any (i) charge, complaint, claim, demand, or notice alleging interference, infringement, misappropriation, or other violation of the Intellectual Property of any Person (including any offers to license or request or demand to refrain from using any Intellectual Property right of any Person in connection with the conduct of the Business as currently conducted and/or the manufacture, use, sale, offer for sale, promotion, marketing, distribution, export or import of the Company Products) except as could not, individually or in the aggregate, be reasonably expected to cause a Material Adverse Effect, or (ii) a written request by any Person for indemnification pursuant to any indemnity obligation granted by Company or any Company Subsidiary with respect to any interference, infringement, misappropriation, or other violation of any Intellectual Property.

(g) To the Company’s knowledge, the execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, including transactions under the Voting Agreements, and the compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to any right, license or encumbrance relating to, any Licensed Intellectual Property Rights necessary for or material to the conduct of Company’s Business as currently conducted or Owned Intellectual Property Rights (the “Material Company Intellectual Property”) or with respect to which the Company or any Company Subsidiary now has or has had any agreement with any third party, or any right of termination, cancellation or acceleration of any Material Company Intellectual Property right or obligation set forth in any agreement to or by which the Company or any Company Subsidiary is a party or bound, or the loss or encumbrance of any Material Company Intellectual Property or material benefit related thereto, or result in the creation of any Lien in or upon any Material Company Intellectual Property.

(h) Section 3.17(h) of the Company Disclosure Letter identifies under separate headings each Contract, whether written or oral, (i) under which the Company and/or Company Subsidiaries in-licenses any Licensed Intellectual Property Rights that any Person except the Company or Company Subsidiaries owns (other than licenses for generally available off-the-shelf software) (the “Inbound IP Contracts”), (ii) under which the Company and/or Company Subsidiaries has granted any Person any right or interest in any Material Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business) (the “Outbound IP

Contracts”), and (iii) that otherwise materially affects the Company’s and/or Company Subsidiaries’ use of or ownership rights in any of the Material Company Intellectual Property (including settlement agreements and covenants not to sue) (such contractual obligations, together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”). Except as provided in the Inbound IP Contracts, or as otherwise disclosed in Section 3.17(h) of the Company Disclosure Letter, the Company and/or Company Subsidiaries do not, as of the Closing Date, owe any royalties or other payments to any Person for the use of any Material Company Intellectual Property or the manufacture, use, sale, offer for sale, marketing, promotion and/or distribution of any Company Products. To the Company’s knowledge, the Company has delivered or made available to Parent accurate and complete copies of each of the IP Contracts (or, where an IP Contract is an oral agreement, an accurate and complete written description of such IP Contract), in each case, as amended or otherwise modified and in effect.

(i) Except as disclosed in Section 3.17(i) of the Company Disclosure Letter and except as could not, individually or in the aggregate, be reasonably expected to cause a Material Adverse Effect, to the Company’s knowledge, none of the Company Products are subject to any IP Contract or other Contractual Obligation of any Publicly Available Software that would require the Company and/or Company Subsidiaries to divulge to any Person any Owned Intellectual Property Rights or to grant, or purport to grant, to any Person, any rights or immunities under the Owned Intellectual Property Rights or to any Licensed Intellectual Property Rights in a manner which would exceed or violate the Company’s or Company Subsidiaries’ license to such Licensed Intellectual Property Rights.

(j) Except as could not, individually or in the aggregate, be reasonably expected to cause a Material Adverse Effect, the Company and Company Subsidiaries have (i) maintained commercially reasonable practices to protect the confidentiality of the Company’s and Company Subsidiaries’ confidential information and trade secrets and (ii) required employees and other Persons with access to the Company’s and Company Subsidiaries’ confidential information and/or trade secrets to execute written agreements requiring them to maintain the confidentiality of such information and/or trade secrets and use such information and/or trade secrets only for the benefit of the Company and/or Company Subsidiaries.

(k) To the Company’s knowledge and except as could not be reasonably expected to cause a Material Adverse Effect, the Company’s and/or Company Subsidiaries’ current use and dissemination of any personally-identifiable information concerning individuals is in compliance in all material respects with all applicable privacy policies, terms of use, Laws, and contractual obligations applicable to the Company and/or Company Subsidiaries’ or to which the Company and/or Company Subsidiaries are bound. To the Company’s knowledge, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any data or information used by the Company and/or Company Subsidiaries, except as could not be reasonably expected to cause a Material Adverse Effect.

(l) To the Company’s knowledge, and except as could not be reasonably expected to cause a Material Adverse Effect, except as set forth in Section 3.17(l) of the Company Disclosure Letter, (i) there are no agreements or arrangements to which the Company or any Company Subsidiary is a party under which any Governmental Entity or prime contractor acquires rights with respect to any Company Products or Owned Intellectual Property Rights which is material to the Company except “limited rights” with respect to technical data or “restricted rights” with respect to software as contemplated by the provisions of Federal Acquisition Regulations (“FAR”) 48 C.F.R. 12.212, 2.101, and 227.7202-1 through 227.7202-4 (June 1995), 252.227-7013(a)(14) (Limited Rights), and 252.227-7014(a)(15) (Restricted Rights) of the Department of Defense (“DoD”) FAR Supplement and its successors, or the equivalent thereof under foreign applicable law; and (ii) no Governmental Entity has acquired any rights outside of any such agreements, arrangements or subcontract as the result of providing any funding relating to the development of any Owned Intellectual Property Rights; and (iii) no facilities or resources of a university, college, other educational institution or research center was used in the development of the Owned Intellectual Property Rights and no university, college, other educational institution or research center has any claim or right in or to the Owned Intellectual Property Rights.

3.18 Tax Matters.

(a) (i) The Company and each Company Subsidiary have timely filed with the appropriate taxing authority all income Tax and all other material Tax Returns required to be filed, in the manner required by applicable Law, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and accurate in all material respects and (ii) all income Tax and all other material Taxes (whether or not shown on any such Tax Return) have been fully paid within the time and in the manner required by applicable Law, or, where payment is not yet due, has made adequate provision for all material Taxes in the Company Financial Statements in accordance with GAAP.

(b) (i) There are no audits, other proceedings, assessments, claims or disputes pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary; (ii) neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits or proceedings; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to Taxes due by, or Tax Returns of, the Company or any Company Subsidiary that remains unpaid; and (v) no written claim is currently being made by any Governmental Entity in a jurisdiction where neither the Company nor any Company Subsidiary files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Permitted Liens for Taxes.

(d) Neither the Company nor any Company Subsidiary (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return or (ii) is liable for Taxes of any other Person (other than the Company or a Company Subsidiary) under Treasury Regulation 1.1502-6 or any similar provision of state, local or foreign Tax Law, or as a transferee or successor.

(e) In the past five (5) years, neither the Company nor any Company Subsidiary has been a party to any transaction treated by the parties thereto as a distribution to which Section 355 of the Code applied.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(g) None of Company or any of the Company Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).

(h) All Taxes required to be withheld, collected or deposited by or with respect to Company and each Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(i) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Company or any Company Subsidiary in the past five (5) years.

(j) Neither the Company nor any Company Subsidiary has agreed or is required to make any material adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any Company Subsidiary has any knowledge that the IRS has proposed any such adjustment or change in accounting method, nor has any application pending with any Governmental Entity requesting permission for any material changes in accounting methods that relate to the business or assets of the Company or any Company Subsidiary.

(k) Except as expressly set forth in Section 3.11 or Section 3.7, this Section 3.18 constitutes all of the representations and warranties with respect to Taxes, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes.

3.19 Opinion of Financial Advisor. The Company Board has received the opinion of Cypress Partners LLC (“Cypress”), the Company’s financial advisor, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares. As of the execution of this Agreement, such opinion has not been withdrawn, revoked or modified. A copy of such opinion will be provided to Parent solely for information purposes as promptly as practicable after the date hereof.

3.20 Insurance. Section 3.20 of the Company Disclosure Letter lists all material fire, liability, workers’ compensation, property, casualty and other forms of insurance policies maintained by the Company and the Company Subsidiaries (collectively, the “Company Insurance Policies”). All Company Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent in all material respects to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. Each Company Insurance Policy is in full force and effect and all premiums due with respect to all Company Insurance Policies have been paid.

3.21 Required Vote. Assuming the representations set forth in Section 4.7 are accurate, the affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Common Stock entitled to vote at the Company Stockholder Meeting is the only vote required of the holders of any class or series of capital stock or other Equity Interests of the Company to adopt this Agreement (the “Company Stockholder Approval”).

3.22 Brokers. Except for Cypress, the Company’s financial advisor, whose fees and expenses will be paid by the Company pursuant to an engagement letter, a copy of which has been provided or made available to Parent, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees has incurred, on behalf of the Company or any Company Subsidiary, any obligation to pay any brokerage, finder’s, advisory or similar fee in connection with the transactions contemplated by this Agreement.

3.23 Government Contracts.

(a) Section 3.23(a) of the Company Disclosure Letter hereto lists and describes: all (i) contracts, (ii) any subcontracts where a party with whom the Company or any Company Subsidiary has privity of contract has identified, either directly or through the incorporation of FAR or FAR supplement (e.g., Defense FAR (“DFAR”), GSA Acquisition Regulation System (“GSAR”)) “flow down” clauses, a Governmental Entity as the ultimate customer, (iii) purchase orders, or (iv) other agreements, in the cases of clauses (i) to (iv), with respect to which the Company or any of the Company Subsidiaries is currently, or has, at any time since April 1, 2007, been a party with (A) any federal, state or local agency or foreign government, (B) any other governmental or quasi-governmental entity, or (C) any party that is doing work on a project with respect to which a Governmental Entity has been identified, either directly or through the incorporation of FAR or FAR supplement (e.g., DFAR, GSAR) “flow down” clauses, as the ultimate customer by a party with whom the Company has privity of contract and that is financed by or involving any federal, state or local agency, foreign government, or any other governmental or quasi-governmental entity; and all bids, proposals or other offers that the Company or any of the Company Subsidiaries has submitted during the past two (2) years that could result in the type of contracts, subcontracts, and other agreements described in (A), (B) and (C) above; provided that Section 3.23(a) of the Company Disclosure Letter is not required to list any contract, subcontract, purchase order or other agreement (x) entered into between April 1, 2007 and March 31, 2010, if it contemplates total payments to the Company or a Company Subsidiary of less than $250,000 or (y) entered into after March 31, 2010, if it contemplates total payments to the Company or any Company Subsidiary of less than $100,000, or any proposal for any such contract, subcontract, purchase order or other proposal if the total payments contemplated to be paid to the

Company or any Company Subsidiary are less than $100,000. The contracts, subcontracts, and other agreements and proposals listed in Section 3.23(a) of the Company Disclosure Letter are the “Listed Government Contracts and Proposals” and for purposes of this Agreement, all contracts, subcontracts, purchase orders and other agreements and proposals therefor that would be required to be listed in Section 3.23(a) of the Company Disclosure Letter but for the exclusions set forth in the proviso in the preceding sentence, are, together with the Listed Government Contracts and Proposals, referred to herein as “Government Contracts” and “Proposals” and collectively as the “Government Contracts and Proposals.”

(b) With respect to all Government Contracts and Proposals: (i) the Company and the Company Subsidiaries have complied in all material respects with all terms and conditions of each Government Contract and Proposal, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) the Company and the Company Subsidiaries have complied in all material respects with all requirements of applicable Laws pertaining to each Government Contract and Proposal; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract and Proposal were complete and correct in all material respects as of their effective date, and the Company and the Company Subsidiaries have complied with all such representations and certifications; (iv) no Governmental Entity, quasi-governmental entity, prime contractor, subcontractor or anyone else has notified the Company or any Company Subsidiary, either orally or in writing, that the Company or any Company Subsidiary has breached or violated in any material respect any applicable Law, or any certification, representation, clause, provision or requirement pertaining to any Government Contract or Proposal; (v) no termination for convenience, termination for default, cure notice, notice of noncompliance, or show cause notice has been issued at any time since March 31, 2009 or remains unresolved as of the date hereof pertaining to any Government Contract or Proposal, and to the knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice; (vi) neither the Company nor any of the Company Subsidiaries, nor any of its or their directors, officers or employees is (or during the last five (5) years has been) under administrative, civil or criminal investigation, or indictment or audit by any Governmental Entity or quasi-governmental authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal; (vii) neither the Company nor any of the Company Subsidiaries, nor any of its or their directors, officers or employees is (or during the last five (5) years has been) suspended or debarred from doing business with any Governmental Entity or quasi-governmental entity or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility by any Governmental Entity or quasi-governmental entity; (viii) during the last five (5) years, the Company and the Company Subsidiaries have not made any voluntary or mandatory disclosure to any Governmental Entity or quasi-governmental entity with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal; (ix) there are no outstanding or pending claims, disputes, lawsuits, investigations or other legal actions against the Company by any Governmental Entity or quasi-governmental entity, or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Proposal; (x) to the knowledge of the Company, the Company and the Company Subsidiaries have not received any adverse or negative past performance evaluations or ratings within the past three (3) years; (xi) to the knowledge of the Company, there are no facts, that could reasonably be expected to result in an “organizational conflict of interest” as defined in FAR Subpart 9.5, and to the knowledge of the Company there is no such “organizational conflict of interest” that might result from the execution of this Agreement or the consummation of the transactions contemplated hereby; (xii) to the knowledge of the Company, since March 31, 2009, no audit has resulted in costs being challenged by any Governmental Entity, auditor or prime contractor relating to any Government Contract or Proposal; and (xiii) to the knowledge of the Company, no payment in excess of $10,000 due to the Company or any of the Company Subsidiaries pertaining to any Government Contract or Proposal has been withheld or set off.

(c) Except as set forth in Section 3.23(c) of the Company Disclosure Letter, (i) no reasonable basis exists to give rise to a claim for fraud (as such concept is defined under the state or federal laws of the United States) in connection with any Government Contracts and Proposals under United States or state civil or criminal False Claims Acts, the U.S. Procurement Integrity Act, or other Laws adopted by any other Governmental Entity, as applicable; (ii) the Company and the Company Subsidiaries are not aware of any circumstances that would likely become a basis for the suspension or debarment of the Company or any of the Company Subsidiaries, or any of its or their officers or employees from bidding on contracts or subcontracts for or with any Governmental Entity; (iii) no Government Contract or Proposal is based on the Company or Company Subsidiary having section 8(a) status, small business status, small disadvantaged business status, protege status, veteran-owned small business status, or other preferential status afforded by federal statute or regulation; and (iv) the Company and the Company Subsidiaries have not, over the past three (3) years, with respect to the Government Contracts and Proposals, individually or collectively, incurred or currently project annual cost overruns in excess of price.

(d) Section 3.23(d) of the Company Disclosure Letter sets forth all of the facility security clearances held by the Company and each of the Company Subsidiaries as of the date of this Agreement. The Company and the Company Subsidiaries possess all of the facility and personnel security clearances reasonably necessary to conduct the Business. The Company and the Company Subsidiaries are in compliance with all applicable national security obligations and security measures required by the Company’s and the Company Subsidiaries’ Government Contracts and Proposals or applicable Laws including, but not limited to, compliance with the National Industrial Security Program Operating Manual (DoD 5220.22-M, as amended), and, to the Company’s knowledge, there are no facts or circumstances that would, or would reasonably be expected to, result in the suspension or termination of any government security clearances or that would reasonably be expected to render the Company or any of the Company Subsidiaries ineligible for such security clearances in the future.

(e) Section 3.23(e) of the Company Disclosure Letter sets forth a complete and correct list of each officer, employee or consultant of the Company or any of the Company Subsidiaries who currently holds or maintains or has otherwise been granted a security clearance by any Governmental Entity (each, a “Security Clearance Holder”) and the type, level or classification of each such security clearance. During the last three years, there has not been, and, to the Company’s knowledge, there are no facts that could reasonably be expected to give rise to, any revocation, suspension or failure to renew any security clearance of the Company, any of the Company Subsidiaries, any site or facility operated by the Company or any of the Company Subsidiaries or, to the Company’s knowledge, any Security Clearance Holder. No Governmental Entity has revoked, suspended or failed to renew any security clearance held or maintained by or otherwise granted to the Company or any of the Company Subsidiaries, nor has any Governmental Entity threatened to revoke, suspend or fail to renew any security clearance held or maintained by or otherwise granted to the Company any of the Company Subsidiaries or any site or facility operated by the Company or any of the Company Subsidiaries.

(f) The Company and Company Subsidiaries are and have at all times been in material compliance with the Export Administration Regulations (15 C.F.R. §§ 730-774), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), the foreign assets control regulations (31 C.F.R. §§ 500-598) and other United States economic sanctions Law and the customs regulations (19 C.F.R. §§ 1-357) collectively (“Export Laws”). Without limiting the foregoing there are no pending or, to the Company’s knowledge, threatened claims, proceedings or investigations against the Company or any Company Subsidiary with respect to such entity’s import, export or re-export transactions or any Export Laws.

(g) Section 3.23(g) of the Company Disclosure Letter lists all licenses of the Company and the Company Subsidiaries relating to export, re-export or transshipment, pending license applications, authorizations and manufacturing licenses or technical assistance agreements. Except as disclosed on Section 3.23(g) of the Company Disclosure Letter, the Company and the Company Subsidiaries have complied with all applicable Export Laws, including compliance with all license or authorization provisions, terms and conditions under such laws, during the last five (5) years. There have been no voluntary disclosures by the Company or the Company Subsidiaries to, or investigations or administrative enforcement actions or similar proceedings pending or, to the Company’s knowledge, in process, against the Company or the Company Subsidiaries by the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of Treasury (including the Directorate of Defense Trade Controls, Bureau of Industry and Security and the Office of Foreign Assets Control) or by any other Governmental Entity with respect to exports or imports and applicable Export Laws.

(h) None of the Company or any Company Subsidiaries, nor any director, officer or employee, or to the Company’s knowledge any agent or representative (including, but not limited to, any original equipment manufacturer, distributor, reseller, systems integrator, consultant, independent contractor) of the Company or any Company Subsidiaries, has directly or indirectly made, offered to make, or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, whether in money, property or services, in violation of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), any applicable anticorruption law, rule, or regulation, or any applicable laws, rules, or regulations relating to lobbying expenditures and political contributions.

3.24 Related Party Transactions. Except as set forth in Section 3.24 of the Company Disclosure Letter, no executive officer or director of the Company or any of the Company Subsidiaries or any Person owning 5% or more of Common Stock (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of the Company Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of the Company Subsidiaries or has engaged in any transaction with the foregoing within the last 12 months.

3.25 No Additional Representations. The Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) the Company makes no representation or warranty with respect to any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective Affiliates, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”)) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and the Company Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in, or qualified by any matter set forth in, the Parent’s filings with the SEC since June 30, 2011 (excluding any disclosures contained under the heading “Risk Factors” or in any section relating to “forward-looking statements” to the extent that they are cautionary, predictive or forward-looking in nature) or except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement, including the documents attached to or delivered together with such disclosure letter (the “Parent Disclosure Letter”) (with disclosure of any item on such Parent Disclosure Letter by reference to any particular Section or Subsection of this Agreement being deemed to constitute disclosure with respect to any other Section or Subsection of this Agreement if the relevance of such disclosure to such other Section or Subsection is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not materially and adversely affected Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement in a timely manner and does not materially and adversely affect Parent’s or Merger Sub’s ability to perform any of their respective obligations under this Agreement in a timely manner.

4.2 Authority. Each of Parent and Merger Sub has requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the part of Parent and Merger Sub and no stockholder votes are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub which shall occur immediately after the execution and delivery hereof). This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent, or Merger Sub, or the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or articles of incorporation or bylaws of Parent or Merger Sub; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.5 have been obtained and all filings and notifications described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Parent Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any provision of the certificate of incorporation or by-laws or other organizational documents of Parent or Merger Sub, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences which, individually or in the aggregate, have not materially and adversely affected Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement in a timely manner and do not materially and adversely affect Parent’s or Merger Sub’s ability to perform any of their respective obligations under this Agreement in a timely manner.

4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, or the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and the other applicable foreign or supranational antitrust and competition Laws set forth in Section 4.4 of the Parent Disclosure Letter, (c) compliance with the applicable requirements of the Securities Act and the Exchange Act, including filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, (d) filings as may be required under the applicable rules and regulations of any stock exchange and (e) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, has not materially and adversely affected Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement in a timely manner and does not materially and adversely affect Parent’s or Merger Sub’s ability to perform any of their respective obligations under this Agreement in a timely manner.

4.5 Information Supplied. The information supplied by or on behalf of Parent and Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement will not, at the date mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.6 Litigation. As of the date hereof, there is no suit, claim, action or proceeding to which Parent, Merger Sub or any other Parent Subsidiary is a party pending, or, to the knowledge of Parent or Merger Sub, threatened that, individually or in the aggregate, has or would reasonably be expected to (i) materially and adversely affected Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement in a timely manner or materially and adversely affect Parent’s or Merger Sub’s ability to perform any of their respective obligations under this Agreement in a timely manner or (ii) challenge the validity or propriety of the Merger. None of Parent, Merger Sub or any other Parent Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, has materially and adversely affected, or would reasonably be expected to materially and adversely affect, Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement, or to perform any of their respective obligations under this Agreement, in a timely manner.

4.7 Ownership of Company Capital Stock. Neither Parent, Merger Sub nor any other Parent Subsidiary (i) beneficially owns, as of the date hereof, any Shares or any other securities convertible into or exchangeable or exercisable for, Common Stock or (ii) is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.8 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights, agreements, arrangements or commitments to which Merger Sub is a party relating to the issued or unissued Equity Interests in Merger Sub or obligating Merger Sub to grant, issue or sell any of its respective Equity Interests by sale or otherwise.

4.9 Management Arrangements. As of the date hereof, none of Parent or Merger Sub, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would or is expected to become effective in the future (upon consummation of the Merger or otherwise) and that, if effective at the date hereof, would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.10 Brokers. None of Parent, Merger Sub, or any other Parent Subsidiary, nor any of their respective stockholders, members, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, Merger Sub, or any other Parent Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

4.11 Sufficient Funds; Solvency. At the Closing, Parent and Merger Sub will have sufficient funds to (i) consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement and to pay the full amount of the Merger Consideration, (ii) pay all transaction fees and expenses of Parent, the Company and their respective Subsidiaries and (iii) satisfy all of their respective obligations under Section 5.11 of this Agreement. Assuming that the representations and warranties of the Company contained in Article 3 of this Agreement are true and correct in all material respects, that the Company complies in all material respects with its obligations under Section 5.1 and that the condition to Closing set forth in Section 6.2(c) is satisfied, immediately after giving effect to the Merger and the other transactions contemplated by this Agreement, (i) the aggregate value of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis will exceed their total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) at a fair valuation and at fair saleable value; (ii) the Surviving Corporation and its Subsidiaries on a consolidated basis will have the ability to pay their total debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become due in the usual course of their business; and (iii) the Surviving Corporation and its Subsidiaries on a consolidated basis will not have an unreasonably small amount of capital with which to conduct their business.

4.12 No Additional Representations. Parent and Merger Sub acknowledge that in entering into this Agreement that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or Parent Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and the Company Subsidiaries. Absent fraud, the Company, the Company Subsidiaries, and their respective affiliates, stockholders and members, and each of their respective Affiliates, directors, officers, employees, accountants, consultants, legal counsel, advisors, agents, investment bankers and other representatives (collectively, “Company Representatives”) shall have no liability or responsibility based upon any information provided or made available or statements made or omissions therefrom to Parent, the Parent Subsidiaries or the Parent Representatives, except as and only to the extent expressly set forth in this Agreement (as qualified by the Company Disclosure Letter).

ARTICLE 5

COVENANTS

5.1 Conduct of Business Pending the Closing

(a) The Company agrees that between the date of this Agreement and the Effective Time, except as set forth in Section 5.1(a) of the Company Disclosure Letter and except for any actions required under this Agreement or as required by applicable Law or the regulations or requirements of the Nasdaq Stock Market, unless Parent shall otherwise agree in writing, the Company will, and will cause each Company Subsidiary to:

(i) carry on its business only in the usual and ordinary course of business in substantially the same manner as heretofore conducted;

(ii) pay its Taxes when due, except when the failure to do so would not individually or in the aggregate reasonably be expected to result in a fine or penalty;

(iii) pay and perform other obligations when due, except when the failure to do so would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect;

(iv) use its reasonable best efforts consistent with past practice and policies to preserve substantially intact its present business organization;

(v) use reasonable best efforts to keep available the services of its current officers and other key employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, contract manufacturers, employees and other Persons having material business relationships with the Company and the Company Subsidiaries, except in each case where the failure to do so would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect;

(vi) promptly notify Parent in writing of (A) any notice from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions and (B) any legal proceeding commenced, or, to the knowledge of the Company, threatened against, relating to, involving or otherwise affecting any of the Company or the Company Subsidiaries that relates to the Merger, excluding any threats of litigation in the form of press releases issued by or announcements on internet sites of plaintiff law firms;

(vii) use reasonable best efforts to keep in full force all Insurance Policies (other than any such policies that are immediately replaced with substantially similar policies), provided that if it is unable to do so, it shall notify Parent at least 20 days before such policies terminate or otherwise lapse; and

(viii) to the extent reasonably requested by Parent and permitted under applicable Law, cause the officers and other key employees of the Company and the Company Subsidiaries to communicate with Parent either directly or through counsel regarding the results of operations and all material developments in or relating to the Company and any Company Subsidiary, subject to any limitations advised by counsel to the Company in connection with applicable antitrust and competition Laws.

(b) Without limiting the foregoing, except as set forth in Section 5.1(b) of the Company Disclosure Letter and except for any actions required under this Agreement or as required by applicable Law or the regulations or requirements of the Nasdaq Stock Market, unless Parent shall otherwise agree in writing (which agreement in the case of clauses (xii) and (xvii) (insofar as it relates to clause (xii)) below shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause the Company Subsidiaries not to:

(i) except as required by Law, amend its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) accelerate the vesting of any Company Option;

(iii) issue, deliver, sell, grant or authorize the issuance of any Equity Interests in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such Equity Interests, or any rights of any kind to acquire any such Equity Interests or such convertible or exchangeable securities, other than the issuance of Shares upon the exercise of Company Options outstanding on the date hereof;

(iv) sell, pledge, dispose of, transfer, lease, license, or encumber any material property or assets of the Company or any Company Subsidiary, except pursuant to existing Contracts or the sale of goods in the ordinary course of business consistent with past practice of the Company and the Company Subsidiaries;

(v) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock;

(vi) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vii) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(viii) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any Equity Interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof);

(ix) (A) except for any revolving credit borrowings consistent with the borrowing forecast included as part of Section 5.1(b) of the Company Disclosure Letter, incur or assume any indebtedness or issue any debt securities; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (C) make any loans, advances or capital contributions to, or investments in, any other Person, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practice; or (D) cancel any indebtedness owed to the Company or any Company Subsidiary of more than $25,000 or waive any Subsidiary claims or rights of substantial value; except, in each case, other than in the ordinary course of business;

(x) hire or engage any employees, consultants or contractors, or encourage any employees, consultants or contractors to resign from the Company or any of the Company Subsidiaries, or promote any employees or change the employment status or titles of any employees, except for (A) the hiring of employees based on planned or current searches underway and listed in Section 5.1(b) of the Company Disclosure Letter, (B) hiring replacement employees to fill existing positions that have become vacant after the date of this Agreement, at the same aggregate compensation, or (C) engagements of consultants or contractors in the ordinary course of business at compensation rates comparable to other consultants or contractors at similar levels and pursuant to arrangements that can be terminated without penalty on not more than 30 days notice;

(xi) except to the extent required by applicable Law or the existing terms of any Company Benefit Plan, any existing agreement or any retention program established by the Company Board in connection with the transactions contemplated by this Agreement and disclosed in Section 3.12 of the Company Disclosure Letter: (A) except as set forth in Section 5.1(b) of the Company Disclosure Letter, increase wages, bonuses or other compensation, remuneration or benefits payable or to become payable to its directors, officers or employees; (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any Company Subsidiary, or establish, grant, adopt, enter into or amend any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan or agreement for the benefit of any director, officer or employee; or (C) other than as expressly provided in this Agreement, take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(xii) make any Tax election, settle or compromise any liability for Taxes, change any method of Tax accounting, file any amended Tax Return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(xiii) make any change in accounting policies or procedures, other than as required by GAAP;

(xiv) terminate or permit any Company Permit to lapse, other than in accordance with the terms and regular expiration of any Company Permit, or fail to apply on a timely basis for any renewal of any renewable Company Permit, except to the extent such termination, lapse or failure to apply for renewal would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect;

(xv) modify or amend any Company Material Contract, Government Contract or Proposal, other than in the ordinary course of business consistent with past practice provided that the aggregate impact of all such ordinary course modifications or amendments (A) would not reasonably be expected to result in a decrease in consolidated revenue of more than $100,000 or a decrease in consolidated net income of more than $20,000 for the Company and the Company Subsidiaries in any fiscal quarter or a decrease in consolidated revenue of more than $200,000 or a decrease in consolidated net income of more than $40,000 over the remaining life of any single Company Material Contract or Government Contract or Proposal and (B) would not reasonably be expected to result in a decrease in revenue from such Company Material Contract or Government Contract or Proposal by more than 20% over its remaining life;

(xvi) (x) settle any litigation that would require payment of more than $100,000 or require the imposition of any restrictions on the business of the Company or any Company Subsidiary, or settle any investigation pending with any Governmental Entity or (y) settle any litigation or threatened litigation relating to or arising out of the proposed Merger or the transactions contemplated by this Agreement or seeking an injunction with respect thereto (“Transaction Litigation,” which shall be governed by this clause (y) only and not clause (x)), without the consent of the Parent, which consent in the case of this clause (y) will not be unreasonably withheld, conditioned or delayed; or

(xvii) authorize or enter into any Contract to do any of the foregoing.

With respect to any Transaction Litigation, the Company will cooperate with Parent to permit Parent to participate in the defense, negotiation and settlement thereof. Parent will, promptly following the date hereof, designate one individual from whom the Company may seek written approval to undertake any actions not permitted to be taken under this Section 5.1, and will ensure that such person will respond, on behalf of Parent, to the Company’s requests in an expeditious manner but in any event, no later than two Business Days from the Company’s written request.

5.2 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Proxy Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Company Material Contracts, in connection with the Merger or any other transaction contemplated by the terms of this Agreement, and (c) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith or with the Proxy Statement or any Other Filings.

5.3 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms of Article 7, the Company shall, and shall cause each Company Subsidiary and the Company Representatives to: (i) provide to Parent and Merger Sub and the Parent Representatives reasonable access at reasonable times and in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof as the Parent or the Parent Representatives may reasonably request from time to time, and (ii) furnish promptly such information concerning the business, properties, contracts, assets and liabilities of the Company and Company Subsidiaries as Parent or the Parent Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes that doing so would: (A) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party, provided, that the Company shall use its reasonable best efforts to obtain the right to provide access to the requested information, (C) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive or (D) breach, contravene or violate any applicable Law (including the HSR Act or any other antitrust or competition Law).

(b) With respect to the information disclosed pursuant to Sections 5.3(a), Parent shall comply with, and shall cause each Parent Subsidiary and each Parent Representative to comply with, all of their respective obligations under the amended and restated confidentiality agreement, dated as of the date hereof, by and between the Company and Parent (the “Confidentiality Agreement”).

5.4 Meeting of Stockholders to Approve the Merger.

(a) Subject to the terms set forth in this Agreement, as promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, with the goal of making this filing within 10 Business Days after the date hereof. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement, including Parent and the Company meeting promptly after the date hereof to discuss the timing and process for the filing and conferring periodically thereafter as requested by Parent. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. The Company shall not file the Proxy Statement without providing Parent a reasonable opportunity to review and comment thereon and any amendments or supplements thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto). The Company shall reasonably consider but shall not be under any obligation to accept or incorporate any comments received from Parent with respect to the Proxy Statement or any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto; provided, however, that the Company shall accept and incorporate any such comments received from Parent that are necessary to correct any information provided by Parent for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Laws. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after it is filed. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the earlier of (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement or (ii) the conclusion of any SEC or staff review of the Proxy Statement. Subject to Section 5.5, the Company shall include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL (the “Company Recommendation”). The Company, on the one hand, and Parent, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Laws, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

(b) The Company shall take all action necessary in accordance with and subject to the requirements of applicable Law: (i) in consultation with Parent, to call, give notice of, convene and hold the Company Stockholder Meeting to vote on a proposal to adopt this Agreement and any other related matters to implement the transactions contemplated by this Agreement; (ii) shall submit such proposal to such holders at the Company Stockholder Meeting and shall not submit any other proposal to such stockholders in connection with the Company Stockholder Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned); and (iii) subject to Section 5.5, use its reasonable best efforts to obtain the Company Stockholder Approval; provided, however, that the Company may postpone or adjourn the Company Stockholder Meeting: (v) with the consent of Parent, which, upon the receipt by Parent of a written request from the Company for such consent, shall not be unreasonably withheld, conditioned or delayed; (w) for the absence of a quorum; (x) to allow additional time for the filing and mailing of any supplement or amendment to the Proxy Statement which the Company Board has determined is necessary under applicable Law and for such supplement or amendment to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting; or (y) if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the meeting to adopt this Agreement. Without limiting the generality of the foregoing, unless this Agreement has been terminated pursuant to Article 7, the Company shall submit this Agreement for the adoption by its stockholders at the Company Stockholder Meeting, whether or not a Change of Company Board Recommendation shall have occurred or an Acquisition Proposal shall have been publicly announced or otherwise made known to the Company or the Company Board and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

5.5 No Solicitation of Transactions; Change of Company Board Recommendation.

(a) Subject to Sections 5.5(b), 5.5(d), 5.5(e) and 5.5(f), from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause the Company Subsidiaries not to, and shall instruct the Company Representatives not to:

(i) directly or indirectly initiate, solicit or participate or knowingly or intentionally take any action to encourage, facilitate or assist the submission or making of any Acquisition Proposal or the making of any inquiry, proposal or other offer that would reasonably be expected to lead to any Acquisition Proposal or engage or participate in or continue any discussions or negotiations, or disclose to any other Person non-public information relating to the Company or any of the Company Subsidiaries with respect thereto or in connection therewith;

(ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal involving the Company or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iii) except as provided in Sections 5.5(d) and 5.5(e), withdraw or materially change or qualify, in a manner adverse to Parent, the Company Recommendation;

(iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, or enter into any letter of intent, agreement in principle, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal;

(v) approve any transaction of any nature by which any Person (other than Parent) would become an “interested stockholder” for purposes of Section 203 of the DGCL other than to accept a Superior Proposal as provided in paragraph (d)(ii) below; or

(vi) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (ii), (iii) or (vi) (to the extent related to the foregoing clauses (ii) or (iii)), a “Change of Company Board Recommendation”).

The Company shall, and shall cause the Company Subsidiaries and Company Representatives to, promptly cease and immediately cause to be terminated any activities, discussion or negotiation with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal. The Company agrees that any breach of this Section 5.5(a) by any Company Subsidiary or Affiliate of the Company or any Company Representatives shall constitute a breach of this Section 5.5(a) by the Company.

(b) Notwithstanding anything to the contrary contained in Section 5.5(a), if at any time following the date hereof and prior to receipt of the Company Stockholder Approval (i) the Company, any Company Subsidiary or any Company Representative receives an Acquisition Proposal involving the Company from a third party or group of third party Persons that was not solicited by the Company, the Company Subsidiaries or the Company Representatives and that did not otherwise result from a breach of this Section 5.5 in any material respect and (ii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, then the Company may (A) furnish information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person or group of Persons making such Acquisition Proposal and to his, her, its or their respective representatives (including their respective potential financing sources), and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and his, her, its or their respective representatives (including their respective potential financing sources) regarding such Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal; provided that the Company (x) will not, and will not allow the Company Subsidiaries and the Company Representatives to, disclose any information to such Person or group of Persons without first entering into an Acceptable Confidentiality Agreement with such Person and (y) will as promptly as practicable provide or make available to Parent any information concerning the Company or the Company Subsidiaries provided or made available to such other Person (or its representatives) which was not previously provided or made available to Parent (except to the extent the disclosure of such information to Parent would result in a competitor of the Company receiving competitively sensitive information).

(c) The Company shall promptly (and in any event within 36 hours) notify Parent in the event that the Company receives any Acquisition Proposal, including the identity of the third party making such Acquisition Proposal, and the terms and conditions of any such Acquisition Proposal that were provided to the Company or a Company Representative in any written form (including e-mail) and the material terms of any Acquisition

Proposal provided to the Company or any Company Representative orally. As promptly as reasonably practicable following the Company first taking such actions as described in subclauses (A) or (B) of paragraph (b) above (and in any event within 24 hours), the Company shall provide written notice to Parent of such determination as provided for in clause (ii) of paragraph (b) above. The Company shall keep Parent fully informed, on a prompt basis (and, in addition, will provide daily updates if requested by the Parent), of the status and terms of any such Acquisition Proposal, including any amendments as to price and other material amendments to other terms thereof.

(d) Notwithstanding anything to the contrary contained in Section 5.5(a), if the Company receives a Superior Proposal (determined to constitute such by the Company Board), the Company Board may at any time prior to the receipt of Company Stockholder Approval (i) effect a Change of Company Board Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement in accordance with Section 7.1(f) to enter into (or permit any Company Subsidiary to enter into) a definitive agreement with respect to such Superior Proposal, if: (A) the Company promptly notifies Parent, in writing, at least four (4) Business Days (the “Notice Period”) before making a Change of Company Board Recommendation or entering into (or causing any Company Subsidiary to enter into) a definitive agreement with respect to such Superior Proposal, of its intention to take such action with respect to such a Superior Proposal which notice shall state expressly (to the extent known by the Company Board) that the Company has received an Acquisition Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Change of Company Board Recommendation and/or the Company intends to enter into a definitive agreement with respect to a Superior Proposal; (B) the Company attaches to such notice the most current version of the proposed agreement (and provides updated information as may be required under paragraph (c) above; (C) the Company shall, and shall cause the Company Subsidiaries to, and shall use reasonable best efforts to cause its Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period subsequent to the time that the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (D) the Company Board determines in good faith, after consulting with outside legal counsel and its financial advisors, that such Superior Proposal continues to constitute a Superior Proposal after taking into account any adjustments made in writing by Parent during the Notice Period in the terms and conditions of this Agreement; provided, further, that the Company shall not terminate this Agreement pursuant to the foregoing clause (ii) unless in advance of or concurrently with such termination the Company pays the Termination Fee.

(e) If prior to the receipt of the Company Stockholder Approval, other than in connection with an Acquisition Proposal the Company Board determines in good faith, in response to the occurrence of a Company Intervening Event and after consultation with its financial advisors and outside counsel, that the failure of the Company Board to effect a Change of Company Board Recommendation would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law, then, prior to the receipt of the Company Stockholder Approval, the Company Board may effect a Change of Company Board Recommendation (a “Permitted Change of Recommendation”), provided that the Company shall have first provided four (4) Business Days’ prior written notice (“Notice of a Proposed Change of Company Board Recommendation”) to Parent that it is prepared to effect a Permitted Change of Recommendation in response to a Company Intervening Event and describing such Company Intervening Event and during such four (4) Business Day period, if requested by Parent, engaged in, and used reasonable best efforts to cause its Representatives to have engaged in, good faith negotiations with Parent and its Parent Representatives to amend this Agreement and at the end of such four (4) Business Day period, the Company Board, after taking into account all changes, which have not been withdrawn, to the terms of this Agreement, proposed in writing by Parent following such Notice of a Proposed Change of Company Board Recommendation, again determines in good faith that the failure to effect a Change of Company Board Recommendation would be inconsistent with the fiduciary duties of the Company

Board to the Company’s stockholders under applicable Law. As used in this Agreement, “Company Intervening Event” means an event or circumstances material to the Company and the Company Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company or the Company Subsidiaries), that was unknown to the Company Board on the date hereof (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance (or consequences) becomes known to the Company Board prior to the Company Stockholder Approval; provided, however, that (A) in no event shall the receipt, existence or terms of an Acquisition Proposal, or any inquiry or matter relating thereto or consequence thereof, constitute a Company Intervening Event, and (B) in no event shall any increase in the market price of the Shares, in and of itself, constitute a Company Intervening Event (provided that the event or circumstance underlying such increase in the market price of the Shares shall not be excluded, and may be taken into account, in determining whether there is a Company Intervening Event).

(f) During the period from the date of this Agreement through the earlier of the Effective Time and the date of termination of this Agreement, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to an Acquisition Proposal or standstill agreement to which the Company or any of the Company Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to use reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including requesting in writing that any such third Person (or its agents or advisors) in possession of non-public information in respect of the Company or any of the Company Subsidiaries that was furnished on or behalf of the Company and the Company Subsidiaries return or destroy (and confirm destruction of) all such information, and make follow up requests if needed. Notwithstanding the foregoing, the Company may waive and may choose not to enforce any such standstill if the Company Board, determines in good faith after consultation with its financial advisors and legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law and provided that the Company provide a similar waiver of any standstill obligations of the Parent under this Agreement and the Confidentiality Agreement.

(g) Nothing contained in this Section 5.5 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of the Company (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Board Recommendation).

5.6 Appropriate Action; Consents; Filings.

(a) The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, the Merger and the other transactions contemplated by this Agreement, including transactions under the Voting Agreements, as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, those in connection with the HSR Act to the extent required), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) cause the satisfaction of all conditions set forth in Article 6, (iv) vigorously defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, non-appealable order, and (vi) as promptly as practicable, and in any event within 15 days after the date hereof, make or cause to be made all necessary applications and filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under the HSR Act and any other applicable Law; provided, that the Company and Parent shall cooperate with each other in connection with determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the Merger and seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned. Parent will not, except as may be consented to in writing by the Company, directly or indirectly through one or more of its Affiliates, take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Article 6 or the consummation of the Merger. Without limiting this Section 5.6(a), Parent agrees to use reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law or any other Law applicable to Parent, the Company, any Company Subsidiary or the Merger that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Effective Time and the Closing, respectively, to occur as promptly as practicable (and in any event, no later than the Extended Outside Date), but excluding (A) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent or the Company or any of their respective Subsidiaries or (B) accepting any operational or reporting restrictions or requirements, including restrictions on the ability to change rates or charges or standards of service, or otherwise taking or committing to take actions that limit Parent’s or any Parent Subsidiary’s freedom of action with respect to, or its ability to retain or freely operate, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent, the Company or any of their respective Subsidiaries, in each case whether or not required in order to avoid the commencement of any proceeding seeking, avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, and whether or not this would otherwise have the effect of preventing or delaying the Effective Time or the Closing, as applicable (with any of the foregoing referred to as a “Material Regulatory Restriction”).

(b) The Company shall give (or shall cause the Company Subsidiaries to give) any notices to third parties, and use, and cause the Company Subsidiaries to use, their reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement, including transactions under the Voting Agreements, or (ii) disclosed in the Company Disclosure Letter; provided, however that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and in seeking any such actions, consents, approvals or waivers. The Parent will use reasonable best efforts to cooperate with all of the foregoing. In the event that the Company shall fail to obtain any third party consent described in this Section 5.6(b), the Company shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, as applicable, from the failure to obtain such consent.

(c) Without limiting the generality of anything contained in this Section 5.6, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, including transactions under the Voting Agreements; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and

(iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger, or any of the other transactions contemplated by this Agreement, including transactions under the Voting Agreements. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(d) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.7 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence or non-occurrence of any event that would be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 or the failure to provide any such notice shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice or providing such notice or obligated to provide such notice, as applicable.

5.8 Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance and except with respect to any Change of Company Board Recommendation or other action taken by the Company pursuant to and in compliance with Section 5.5. The Company, Parent and Merger Sub agree that the press releases announcing the execution and delivery of this Agreement shall be separate press releases of, and shall not be issued prior to the approval of each of, the Company and Parent.

5.9 Employee Benefit Matters.

(a) From the Effective Time through March 31, 2013, Parent shall provide or cause the Parent Subsidiaries, including the Surviving Corporation and the Company Subsidiaries, to provide such compensation (base salary or wages and bonus opportunities, but excluding equity plan awards) and health and welfare benefits (such as 401(k) plan participation and medical insurance) to each Company Employee that are substantially comparable in the aggregate to those provided to each Company Employee under the Company Benefit Plans prior to the Effective Time.

(b) Notwithstanding anything contained herein to the contrary, (i) Parent is not obligated to continue to employ any employee of the Company or any Company Subsidiary for any period of time following the Effective

Time, (ii) nothing in this Agreement shall limit the ability of Parent from revising, amending or terminating any benefit plan maintained by Parent or the Parent Subsidiaries (each, a “Parent Benefit Plan”), Company Benefit Plan or other employee benefit plan, program or policy from time to time, (iii) nothing in this Agreement shall be construed as an amendment of any Parent Benefit Plan or Company Benefit Plan, and (iv) no provision of this Section 5.9 shall create any third party beneficiary rights in any employee, director, former employee or former director (including any beneficiary or dependent of such employee, director, former employee or former director) of the Company or any Company Subsidiary in respect of continued employment or service (or resumed employment or service).

5.10 Takeover Laws. If any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Law becomes or is deemed to be applicable to the Merger, including the acquisition of Shares pursuant thereto, or any other transaction contemplated by this Agreement, then the Company Board or the Parent Board, as applicable, shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

5.11 Indemnification of Directors and Officers.

(a) For a period beginning at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present directors, officers and employees of the Company or any Company Subsidiary (“Covered Persons”) to the fullest extent permitted by Law, arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any Company Subsidiary occurring at or prior to the Effective Time (“Covered Losses”). To the extent provided under the Company’s certificate of incorporation and by-laws as in effect on the date of this Agreement, the Surviving Corporation shall advance expenses in a timely fashion (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.11(a) (“Advanced Expenses”); provided, however, that the Covered Person to whom expenses are advanced undertakes to repay such Advanced Expenses to the Surviving Corporation if it is ultimately determined that such Covered Person is not entitled to indemnification pursuant to this Section 5.11(a). Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any such Covered Person with respect to matters subject to indemnification or expense advancement hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11(a) shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b) For not less than six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws unless the Parent agrees to directly assume such indemnification obligations. The indemnification agreements, if any, in existence on the date of this Agreement with any of the Covered Persons and disclosed in the Company Disclosure Letter shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(c) For the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, the Company shall be permitted, prior to the Effective Time, to obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If the Company is unable to purchase such D&O Insurance prior to the Effective Time, the Surviving Corporation shall as of the Effective Time, obtain and fully pay the premium for D&O Insurance that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 225% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder for a period of not less than six years from and after the Effective Time.

(d) In the event of any breach by the Surviving Corporation of this Section 5.11, the Surviving Corporation shall be obligated to pay, and the Parent shall cause the Surviving Corporation to pay, all reasonable expenses, including attorneys’ fees, that may be incurred by any Covered Persons in enforcing the indemnity and other obligations provided in this Section 5.11 as such fees are incurred upon the written request of such Person.

(e) The Parent agrees that in the event that the Surviving Corporation does not perform its obligations under this Section 5.11 and the D&O Insurance is not funding on a current basis all Covered Losses and related costs and expenses required to indemnify and hold harmless any Covered Person in accordance with this Section 5.11, including with respect to Advanced Expenses, then the Parent will cause the Surviving Corporation to perform its obligations under this Section 5.11, including by providing funds to the Surviving Corporation as needed.

(f) In the event the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that either (x) such continuing or Surviving Corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.11 or (y) the Parent agrees to assume such indemnification obligations. In the event the Parent (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that either such continuing Person or transferee of such assets, as the case may be, shall assume the Parent’s obligations set forth in this Section 5.11.

(g) The obligations under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any past or present directors, officers and employees of the Company or any Company Subsidiary to whom this Section 5.11 applies without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 5.11 applies are express third party beneficiaries of this Section 5.11).

5.12 Parent Agreements Concerning Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Parent shall, immediately following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

5.13 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions by any officer or director of the Company or any Company Subsidiary who is a covered person of the Company for purposes of Section 16 of the Exchange Act of Shares to be an exempt transaction under Rule 16b-3 promulgated under the Exchange Act.

5.14 Acquisition of Shares. Except pursuant to the Merger, from and after the date of this Agreement and prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, Parent and its Subsidiaries (including Merger Sub) and Parent’s Affiliates shall not acquire, directly or indirectly, any Shares, except to the extent that such acquisition of Shares is permitted under the Confidentiality Agreement in connection with a First Trigger Event (as defined therein).

5.15 Transfer Taxes. Except as provided in Section 2.2(b) with respect to payments of Merger Consideration to Persons other than the registered holders of Shares, all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement, including the Merger, shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub, the Surviving Corporation and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

5.16 FIRPTA Certificate. Prior to the Effective Time, the Company shall deliver to Parent a properly executed statement from the Company in accordance with the requirements of Treasury Regulation Section 1.897-2(h) for purposes of satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3).

5.17 Employee Confidentiality Agreements. Prior to the Closing, the Company will use reasonable best efforts to obtain from the employees of the Company and the Company Subsidiaries listed in Section 5.17 of the Company Disclosure Letter a signed written confidentiality agreement in a form previously approved by the Parent and the Company for this purpose.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party to Consummate the Merger. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by a joint action of the parties hereto at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approvals. The Company shall have obtained the Company Stockholder Approval.

(b) No Injunction. No federal or state court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger and no Governmental Entity shall have commenced any legal proceeding, or stated in writing that it will commence any legal proceeding, to obtain any such order, decree, judgment, injunction or other ruling; provided, however, that the condition in this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.2 or Section 5.6 shall have been the cause of, or shall have resulted in, such order, decree, judgment, injunction or other ruling.

(c) Governmental Approvals. The approvals and consents from Governmental Entities listed on Section 6.1(c) of the Company Disclosure Letter shall have been obtained (including any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated) at or prior to the Effective Time, or such approvals shall have been Final Orders. For purposes of this section, a “Final Order” means an action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by Law have been satisfied.

6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this

Section 6.2(a) shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (which will be construed for this purpose, in order to avoid duplicative materiality qualifiers, without regard to materiality or Material Adverse Effect qualifiers contained within such representations and warranties). In addition, the representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b), 3.2(c) and 3.3 shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date). Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except that the covenants set forth in Sections 5.1(b)(ii), (iii), (v), (vi), (vii), (ix)(A), (x), (xi), (xvi) or (xvii) (to the extent it relates to any of the foregoing clauses) shall have been complied with in all respects.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) Consents. The Company shall have obtained the Consents from Major Customers and other parties set forth in Section 6.2(d) of the Company Disclosure Letter.

(e) Payoff Letters and Lien Releases, etc. The Company will have obtained and delivered to the Parent customary payoff letters and lien release documentation reasonably satisfactory to the Parent and its counsel and lenders relating to the repayment of all debt listed in Schedule 6.2(e) to be repaid by Parent at the Closing and the termination of all Liens on any Company assets securing any such debt.

(f) No Regulatory Burden. No Governmental Entity shall have imposed or be seeking to impose or have the Parent, the Company or any Company Subsidiary agree to, any Material Regulatory Restriction.

(g) Specific Contract Event. No Specific Contract Event shall have occurred.

6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.3(a) shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, materially and adversely affected Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement in a timely manner and do not materially and adversely affect Parent’s or Merger Sub’s ability to perform any of their respective obligations under this Agreement in a timely manner. The representations and warranties of Parent set forth in Section 4.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the board of directors of the terminating party or parties, whether before or after receipt of the Company Stockholder Approval:

(a) By mutual written consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

(b) By either the Company or Parent if the Effective Time shall not have occurred on or before October 31, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b), shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement shall have been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Outside Date the condition to the Closing set forth in Section 6.1(a) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied or waived (or shall be capable of being satisfied at the Closing), then the Parent shall have the option by written notice delivered to the Company to extend the Outside Date to a date (specified in the notice of extension) not later than December 31, 2012 (the “Extended Outside Date”);

(c) By either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting;

(d) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, judgment, injunction or taken any other action, in each case, permanently enjoining, restraining, prohibiting or making illegal the Merger, and such order, injunction or other action shall have become final and nonappealable (which order, injunction or other action the party seeking to terminate this Agreement shall have used its commercially reasonable best efforts to resist, resolve or lift, as applicable); provided however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to a party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement was the primary cause of, or resulted in, such order, decree, judgment, injunction or other action;

(e) By Parent, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company Board shall have effected a Change of Company Board Recommendation (whether or not in compliance with Section 5.5) or (ii) the Company shall have entered into a letter of intent, agreement in principle, merger agreement or other similar agreement relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement);

(f) By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board determines to accept a Superior Proposal, but only if the Company shall prior to or concurrently with such termination pay the Termination Fee to or for the account of Parent;

(g) By Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in any case, such that the conditions contained in Sections 6.2(a) or 6.2(b) are not reasonably capable of being satisfied, (ii) Parent shall have delivered to the Company written notice of such breach, and (iii) either such breach is not capable of cure or at least 20 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any material breach by either Parent or Merger Sub of its material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects; or

(h) By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement that shall have affected, or is reasonably like to have affected, individually or in the aggregate, Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement, or to perform any of their respective obligations under this Agreement, in a timely manner, (ii) the Company shall have delivered to Parent written notice of such breach, and (iii) either such breach is not capable of cure or at least 20 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any material breach by the Company of its material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, in either case, except (i) with respect to Section 5.3 (Access to Information; Confidentiality), Section 5.8 (Public Announcements), this Section 7.2 and Article 8 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties or covenants set forth in this Agreement.

(b) In the event that this Agreement is terminated:

(i) pursuant to Section 7.1(e) or Section 7.1(f), then the Company shall pay to Parent prior to or concurrently with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, a termination fee equal to two million five hundred twenty thousand dollars ($2,520,000) (the “Termination Fee”);

(ii) pursuant to Section 7.1(c) or by the Company pursuant to Section 7.1(b) or by the Parent pursuant to Section 7.1(g) based on a breach of any of Sections 5.1(b)(i), (ii), (iii), (v), (vi), (vii), (viii), (ix), (x), (xi), (xvi) or (xvii) (insofar as it relates to any of the foregoing clauses), 5.4, 5.5, 5.6, or 5.10 and (A) prior to the Company Stockholder Meeting or the breach giving rise to the Parent’s right to terminate under Section 7.1(g) or the occurrence of the Outside Date or Extended Outside Date, an Acquisition Proposal involving the Company shall have been made to the Company or the Company Board and not withdrawn and (B) within 9 months after such termination, the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal or another Acquisition Proposal (whether or not pending at the time referred to in clause (A)) and during or after such 9-month period any such Acquisition Proposal entered into within 9 months after such termination shall have been consummated, then the Company shall pay the Termination Fee to Parent no later than two Business Days after the consummation of such Acquisition Proposal. For purposes of this Section 7.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “15%” shall be deemed to be references to “50%”.

(c) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(d) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. It is acknowledged and agreed that the Termination Fee is not a penalty, but rather constitutes liquidated damages in a reasonable amount that will compensate the Parent and Merger Sub in the circumstances in which such Termination Fee is payable. In no event shall the Company be required to pay to Parent more than one Termination Fee pursuant to Section 7.2(b).

7.3 Amendment. This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires the further approval of the Company’s stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which, by Law or in accordance with the rules of any relevant stock exchange, requires the further approval of the Company’s stockholders without such further approval. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations and warranties of the Company or the Parent or Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained this Agreement shall survive the Effective Time.

8.2 Fees and Expenses. Subject to Section 7.2 hereof, all expenses incurred by the parties hereto, including in connection with the negotiation and preparation of this Agreement and the Voting Agreements, shall be borne solely and entirely by the party which has incurred the same; provided, however, that all filing fees in connection with filings made pursuant to the HSR Act shall be paid by Parent.

8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date of delivery if delivered prior to 5:00 p.m. Eastern time on a Business Day, otherwise the next Business Day, if sent by e-mail (with confirmation of receipt), in each case as follows:

If to Parent or Merger Sub, addressed to it at:

201 Riverneck Road

Chelmsford, MA 01824

Tel: (978) 967-1788

Fax: (978) 256-0013

Email: ghaines@mc.com

Attention: Gerald M. Haines II

with a copy to (for information purposes only):

Bingham McCutchen LLP

One Federal Street

Boston, Massachusetts 02110

Tel: 617-951-8892

Fax: 617-951-8736

Email: john.utzschneider@bingham.com

Attention: John R. Utzschneider

If to the Company, addressed to it at:

Micronetics, Inc.

26 Hampshire Drive

Hudson, New Hampshire 03051

Tel: (603) 557-7027

Fax: (603) 882-8987

Email: drobbins@micronetics.com

Attention: David Robbins

with a copy to (for information purposes only):

Latham & Watkins LLP

200 Clarendon Street, 20th Floor

Boston, Massachusetts 02116

Tel: (617) 948-6000

Fax: (617) 948-6001

Email: philip.rossetti@lw.com

Attention: Philip P. Rossetti

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions of the relevant third party that has made an Acquisition Proposal that are no less favorable in the aggregate to the Company than those contained in the Original Confidentiality Agreement, except that the Company shall be permitted to enter into a less favorable confidentiality agreement, provided that the applicable terms of the Confidentiality Agreement are deemed modified to the same extent.

“Acquisition Proposal” means any bona fide inquiry, proposal, offer or indication of interest from any Person (other than Parent or any of its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to any (A) direct or indirect acquisition of 15% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition of 15% or more of the outstanding Shares, (C) tender offer (including a self-tender offer) or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the outstanding Shares, or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company or any Company Subsidiary; in each case, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Business” means the businesses conducted by the Company and the Company Subsidiaries as of the date hereof

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in Boston, Massachusetts.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Company Employees” means the employees of the Company and Company Subsidiaries immediately prior to the Effective Time.

“Company Products” means any products being sold, manufactured or developed, and any services being provided, by the Company and the Company Subsidiaries in connection with and/or related to the Business as currently conducted.

“Company Stockholder Meeting” means a duly convened special meeting of the Company’s stockholders called to obtain the Company Stockholder Approval, or any valid adjournment or postponement thereof.

“Contracts” means any written agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, derivative, hedge, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license, purchase and sales order and other legal commitment to which a Person is a party or to which the properties or assets of such Person are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or otherwise.

“Environmental Laws” means all applicable federal, state, county, local or foreign Laws, statutes, ordinances, regulations, rules, orders, licenses, decrees, permits, restrictions and licenses, which (a) regulate or relate to the environment, the use, treatment, storage, transportation, handling, manufacturing, disposal, distribution, sale or release of Hazardous Substances, or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (b) relate to pollution or protection of human health, safety or the environment; or (c) impose liability or responsibility with respect to any of the foregoing, including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), European Union Directive 2002/95/EC, European Union Directive 2002/99/EC, or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefore.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any United States federal, state, local, municipal or any foreign government, or political subdivision thereof, regulatory, self-regulatory, or any multinational organization or authority, or any other authority, agency, bureau, board, court, department, tribunal, instrumentality or commission thereof entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal, or any arbitrator or arbitral body.

“Hazardous Substances” means any toxic, infectious, carcinogenic, reactive, corrosive, radioactive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws because of its dangerous, hazardous or deleterious characteristics, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all: (a) U.S. and foreign patents, utility models and patent applications (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof and any patentable inventions, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) U.S. and foreign copyrights and rights under copyrights, whether registered or unregistered, and any registrations and applications for registration thereof and works of authorship (including computer programs, source code and executable code, whether embodied in software, firmware, documentation, designs, files, records, schematics, layouts or data, and mask works), rights of privacy and publicity, moral rights, and database rights provided by law, (d) domain names, web addresses and uniform resource locators (URLs), and (e) trade secrets and other rights in know-how and confidential or proprietary information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals).

“IRS” means the United States Internal Revenue Service.

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed in Exhibit D-1 hereto after reasonable inquiry of those employees of the Company or the Company Subsidiaries known to such individuals to have specialized knowledge of the subject matter of the applicable representation or warranty and (ii) with respect to the Parent, the actual knowledge of the individuals listed in Exhibit D-2 hereto.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Licensed Intellectual Property Rights” means Intellectual Property licensed to the Company or any Company Subsidiary that is necessary for the conduct of the Business as currently conducted.

“Material Adverse Effect” means any change, event or development that is materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect except as provided below: (a) any change affecting the economy or political, regulatory, business, economic, financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; (b) any change affecting any of the industries in which the Company and the Company Subsidiaries operate; (c) any change arising from the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including (i) any litigation resulting therefrom, (ii) any reduction in sales, or (iii) any adverse change in supplier, distributor, employee, financing source, stockholder, partner or similar relationships; (d) any change arising from compliance with the terms of this Agreement, or action taken, or not taken at the request of Parent or Merger Sub, or to which Parent has consented in writing; (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement; (f) any hurricane, earthquake, flood, or other natural disasters or acts of God; (g) any adoptions, proposals, interpretations or changes in Laws after the date hereof or any interpretation thereof by any Governmental Entity; (h) changes in GAAP after the date hereof or any interpretations thereof by any Governmental Entity; (i) any failure by the Company to meet any estimates of revenues, earnings, projections or other economic performance, whether published, internally prepared or provided to Parent and any Parent Representatives; (j) any change in the price or trading volume of the Common Stock or of Parent’s capital stock on the Nasdaq Stock Market or any other market in which such securities are quoted for purchase and sale or any suspension of trading in securities generally on any securities exchange on which any securities of the Company or Parent, respectively, trade; (k) the payment in compliance with the terms of this Agreement of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, Company Benefit Plans, severance arrangements or other arrangements in existence on the date hereof and disclosed in the Company SEC Documents (other than any disclosure consisting only of accruals in the Company’s financial statements) or the Company Disclosure Letter; (l) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America; or (m) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States of America; provided, that with respect to clauses (a), (b), (e), (f) and (g), such changes and matters do not have a material and disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, as compared to the adverse impact such changes have generally on other Persons operating in comparable industries (in the case of clauses (a), (b), (e) and (g) or in the comparable geographic region (in the case of clause (f)) as the Company or the relevant Company Subsidiaries, and for the avoidance of doubt, for purposes of determining whether a Material Adverse Effect has occurred, only the disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole shall be considered; provided, further, that with respect to clauses (i) and (j), it is understood that the facts and circumstances giving rise to such failure or change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(h) or (k)-(m) of this definition.

“Original Confidentiality Agreement” means the letter agreement dated April 13, 2012 between the Company and the Parent.

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC in connection with the Merger or any other transaction contemplated by the terms of this Agreement, other than the Proxy Statement.

“Owned Intellectual Property Rights” means Intellectual Property owned by the Company or any Company Subsidiary that is necessary for the conduct of the Business as currently conducted.

“Parent Subsidiary” means a Subsidiary of Parent; all Subsidiaries of Parent are collectively referred to as the “Parent Subsidiaries”.

“Permitted Liens” means (a) statutory liens for current Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building or other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such property, (d) covenants, conditions, restrictions, easements or other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such property for the purposes for which it is currently used in connection with such Person’s business, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Publicly Available Software” means each of: (a) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux) or similar licensing or distribution models (including but not limited to the GNU General Public License); and (b) any software that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

“Registered” means with respect to Intellectual Property, Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity, or any applications for any of the foregoing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specific Contract Event” means the event set forth in Section 8.4 of the Parent Disclosure Letter.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the Equity Interests representing the right to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means any bona fide, unsolicited Acquisition Proposal that the Company Board determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) and after taking into account all factors the Company Board determines in its good faith judgment to be relevant, is more favorable to the Company’s stockholders than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 5.5(d)), provided that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “51%.”

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (a) any federal, state, local or foreign taxes or similar assessments, duties, fees, levies, or other governmental charges, including franchise, value, worth, capital, income, receipts, profits, sales, use, real or personal property, estimated, excise, severance, occupation, production, goods and service, employment, unemployment, social security, transfer, license, stamp, alternative or add-on and (b) any interest, penalty or addition to any of the foregoing.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Proposal”	Section 7.2(b)(ii)

“Agreement”	Preamble

“Assumed Company Option”	Section 2.4(a)

“Book-Entry Shares”	Section 2.2(b)

“Certificate”	Section 2.1(c)

“Certificate of Merger”	Section 1.2

“Change of Company Board Recommendation”	Section 5.5(a)(vi)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Common Stock”	Section 3.2(a)

“Company”	Preamble

“Company Benefit Plan”	Section 3.11(a)

“Company Board”	Recitals

“Company Bylaws”	Section 3.1(b)

“Company Charter”	Section 3.1(b)

“Company Disclosure Letter”	Article 3

“Company Equity Plans”	Section 2.4(a)

“Company Financial Statements”	Section 3.7

“Company Insurance Policies”	Section 3.20

“Company Intervening Event”	Section 5.5(e)

“Company Leased Real Property”	Section 3.15(b)

“Company Material Contract”	Section 3.13(d)

“Company Options”	Section 2.4(a)

“Company Owned Real Property”	Section 3.15(a)

“Company Permits”	Section 3.6(a)

“Company Real Property”	Section 3.15(c)

“Company Real Property Lease”	Section 3.15(b)

“Company Recommendation”	Section 5.4

“Company Registered Intellectual Property”	Section 3.17(a)

“Company Representatives”	Section 4.12

“Company SEC Documents”	Section 3.7(a)

“Company Stockholder Approval”	Section 3.21

“Company Subsidiary”	Section 3.1(c)

“Confidentiality Agreement”	Section 5.3(b)

“Covered Losses”	Section 5.11(a)

“Cypress”	Section 3.19

“D&O Insurance”	Section 5.11(c)

“DFAR”	Section 3.23(a)

“DGCL”	Section 1.1(a)

“DoD”	Section 3.17(

“Dissenting Shares”	Section 2.3

“Effective Time”	Section 1.2

“ERISA”	Section 3.11(a)

“ERISA Affiliate”	Section 3.11(a)

“Export Laws”	Section 3.23(f)

“Extended Outside Date”	Section 7.1(b)

“FAR”	Section 3.17(l)

“Final Order”	Section 6.1(c)

“Government Contracts”	Section 3.23(a)

“Government Contracts and Proposals”	Section 3.23(a)

“GSAR”	Section 3.23(a)

“Inbound IP Contracts”	Section 3.17(h)

“IP Contracts”	Section 3.17(h)

“ISRA”	Section 3.16(h)

“Listed Government Contracts and Proposals”	Section 3.23(a)

“Major Customer”	Section 3.13(c)

“Major Manufacturer”	Section 3.13(c)

“Major Suppliers”	Section 3.13(c)

“Material Company Intellectual Property”	Section 3.17(g)

“Material Regulatory Restriction”	Section 5.6(a)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(c)

“Merger Sub”	Preamble

“Notice of a Proposed Change of Company Board Recommendation”	Section 5.5(e)

“Notice Period”	Section 5.5(d)

“Option Payments”	Section 2.4(a)

“Outbound IP Contracts”	Section 3.17(h)

“Outside Date”	Section 7.1(b)

“Parent”	Preamble

“Parent Benefit Plan”	Section 5.9(b)

“Parent Board”	Recitals

“Parent Disclosure Letter”	Article 4

“Parent Representatives”	Section 3.25

“Payment Agent”	Section 2.2(a)

“Payment Fund”	Section 2.2(a)

“PBGC”	Section 3.11(e)

“Permitted Change of Recommendation”	Section 5.5(e)

“Per Share Amount”	Section 2.1(a)

“Preferred Stock”	Section 3.2(a)

“Proposals”	Section 3.23(b)

“Proxy Statement”	Section 3.10

“Security Clearance Holder”	Section 3.23(e)

“Shares”	Section 2.1(a)

“Surviving Corporation”	Section 1.1(a)

“Termination Fee”	Section 7.2(b)(i)

“Transfer Act”	Section 3.16(f)

“Transfer Taxes”	Section 5.15

“Vested Option”	Section 2.4(a)

“Voting Agreements”	Recitals

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Letter, Company Disclosure Letter and Voting Agreements and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

8.9 Assignment. The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties.

8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) any Persons entitled to indemnification or other rights under the provisions of Section 5.11 (Indemnification of Directors and Officers), with respect to such provisions, who shall be entitled to enforce their rights under this Agreement as third-party beneficiaries, and (b) the stockholders of the Company, after the Effective Time, with respect to the right of such stockholders to receive the Merger Consideration pursuant to this Agreement.

8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Disclosure of any item on the Company Disclosure Letter or the Parent Disclosure Letter by reference to any particular Section or Subsection of this Agreement shall be deemed to constitute disclosure with respect to any other Section or Subsection of this Agreement if the relevance of such disclosure to such other Section or Subsection is reasonably apparent on the face of such disclosure.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court from thereof in the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any appellate court from any thereof), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court located in Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14 Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the parties shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of, the terms and provisions of this Agreement. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b) The parties further agree that (x) the seeking of the remedies provided for in Section 8.14(a) shall not in any respect constitute a waiver by any party seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.2, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 8.14(a) are not available or otherwise are not granted, and (y) nothing set forth in this Agreement shall require a party to institute any proceeding for (or limit a party’s right to institute any proceeding for) specific performance under Section 8.14(a) prior or as a condition to exercising any termination right under Article 7 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to Section 8.14(a) or anything set forth in this Section 8.14(b) restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article 7 or pursue any other remedies under this Agreement that may be available then or thereafter.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MECURY COMPUTER SYSTEMS, INC.

By:	/s/ Mark Aslett
Name: Mark Aslett
Title: President and Chief Executive Officer

WILDCAT MERGER SUB, INC.

By:	/s/ Mark Aslett
Name: Mark Aslett
Title: President

MICRONETICS, INC.

By:	/s/ David Robbins
Name: David Robbins
Title: Chief Executive Officer